ACQUISITION AGREEMENT,

                          dated as of December 9, 1996,

                                      among

                         COLLINS & AIKMAN PRODUCTS CO.,

                    COLLINS & AIKMAN FLOOR COVERINGS GROUP, INC.,

                       COLLINS & AIKMAN FLOOR COVERINGS, INC.,

                               CAF HOLDINGS, INC.

                                       and

                              CAF ACQUISITION CORP.


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                                TABLE OF CONTENTS

                          (Not a part of the Agreement)

          I.  PURCHASE AND SALE OF SHARES . . . . . . . . . . . . . . .   1
               1.1.  Purchase and Sale of Shares  . . . . . . . . . . .   1
               1.2.  Unadjusted Purchase Price  . . . . . . . . . . . .   1
               1.3.  Purchase Price Adjustment  . . . . . . . . . . . .   3
               1.4.  Intercompany Obligations . . . . . . . . . . . . .   5

          II.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . .   5
               2.1.  Representations and Warranties of Seller . . . . .   5

                     2.1.1.   Corporate Matters . . . . . . . . . . . .   5
                     2.1.2.   The Shares  . . . . . . . . . . . . . . .   6
                     2.1.3.   Officers and Directors  . . . . . . . . .   7
                     2.1.4.   Authorization and Effect of Agreement . .   7
                     2.1.5.   No Restrictions . . . . . . . . . . . . .   7
                     2.1.6.   Financial Statements  . . . . . . . . . .   8
                     2.1.7.   Conduct of the Business Since the
                              Balance Sheet Date . . . . . . . . . . .    8
                     2.1.8.   Compliance with Laws  . . . . . . . . . .   9
                     2.1.9.   Tangible Personal Property; Title to
                              Assets . . . . . . . . . . . . . . . . .    9
                     2.1.10.  Real Property . . . . . . . . . . . . . .  10
                     2.1.11.  Insurance . . . . . . . . . . . . . . . .  10
                     2.1.12.  Intellectual Property . . . . . . . . . .  10
                     2.1.13.  Litigation; Decrees . . . . . . . . . . .  11
                     2.1.14.  Contract Rights . . . . . . . . . . . . .  11
                     2.1.15.  Employee Plans  . . . . . . . . . . . . .  12
                     2.1.16.  Taxes . . . . . . . . . . . . . . . . . .  14
                     2.1.17.  Environmental Matters . . . . . . . . . .  16
                     2.1.18.  No Undisclosed Liabilities  . . . . . . .  17
                     2.1.19.  Assets  . . . . . . . . . . . . . . . . .  17
                     2.1.20.  Affiliate Interests . . . . . . . . . . .  17
                     2.1.21.  Brokers . . . . . . . . . . . . . . . . .  18
                     2.1.22.  Warranty Claims and Liabilities . . . . .  18
                     2.1.23.  Labor Matters . . . . . . . . . . . . . .  18
                     2.1.24.  Supplier Relationships  . . . . . . . . .  18
               2.2.  Representations and Warranties of Purchaser  . . .  18
                     2.2.1.   Corporate Organization  . . . . . . . . .  18
                     2.2.2.   Authorization and Effect of Agreement . .  18
                     2.2.3.   No Restrictions.  . . . . . . . . . . . .  19
                     2.2.4.   Financial Capacity  . . . . . . . . . . .  19
               2.3.  Certain Limitations on Representations and
                     Warranties . . . . . . . . . . . . . . . . . . . .  20

          III.  COVENANTS . . . . . . . . . . . . . . . . . . . . . . .  20
               3.1.  Investigation by Purchaser . . . . . . . . . . . .  20
               3.2.  Press Releases . . . . . . . . . . . . . . . . . .  21
               3.3.  Regulatory Filings . . . . . . . . . . . . . . . .  22
               3.4.  Injunctions  . . . . . . . . . . . . . . . . . . .  22
               3.5.  Operation of the Business  . . . . . . . . . . . .  23

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               3.6.  Satisfaction of Conditions . . . . . . . . . . . .  24
               3.7.  Negotiations With Others . . . . . . . . . . . . .  24
               3.8.  Certain Additional Covenants . . . . . . . . . . .  24
               3.9.  Efforts to Consummate  . . . . . . . . . . . . . .  25
               3.10. Resignations . . . . . . . . . . . . . . . . . . .  25

          IV.  THE CLOSING  . . . . . . . . . . . . . . . . . . . . . .  26

          4.1. Conditions Precedent to Obligations of Purchaser,
               Parent and Seller  . . . . . . . . . . . . . . . . . . .  26
               4.2.  Additional Conditions Precedent to Obligations of
                     Purchaser and Parent . . . . . . . . . . . . . . .  26
                     4.2.1.   No Material Misrepresentation or Breach .  26
                     4.2.2.   Transfer Documents, Etc . . . . . . . . .  26
                     4.2.3.   No Material Adverse Change  . . . . . . .  27
                     4.2.4.   No Market Change  . . . . . . . . . . . .  27
                     4.2.5.   Other Documents . . . . . . . . . . . . .  27

               4.3.  Additional Conditions Precedent to Obligations of
                     Seller . . . . . . . . . . . . . . . . . . . . . .  27
                     4.3.1.   No Material Misrepresentation or Breach .  27
                     4.3.2.   Estimated Purchase Price  . . . . . . . .  28
                     4.3.3.   Other Documents . . . . . . . . . . . . .  28

               4.4.  The Closing  . . . . . . . . . . . . . . . . . . .  28
               4.5.  Termination  . . . . . . . . . . . . . . . . . . .  28

          V.  SURVIVAL AND INDEMNIFICATION  . . . . . . . . . . . . . .  29
               5.1.  Survival of Representations, Warranties and
                     Covenants  . . . . . . . . . . . . . . . . . . . .  29
               5.2.  Limitations on Liability . . . . . . . . . . . . .  30
               5.3.  Indemnification  . . . . . . . . . . . . . . . . .  31
               5.4.  Defense of Claims  . . . . . . . . . . . . . . . .  33

          VI.  OTHER POST-CLOSING COVENANTS . . . . . . . . . . . . . .  35
               6.1.  Personnel Matters  . . . . . . . . . . . . . . . .  35
                     6.1.1.   Employees and Employee Benefit Plans  . .  35
                     6.1.2.   Assumption of Obligations . . . . . . . .  36
                     6.1.4.   Employment and Plan Amendments or
                              Terminations . . . . . . . . . . . . . .   37
                     6.1.5.   Transitional Matters  . . . . . . . . . .  38
                     6.1.6.   Employee Information  . . . . . . . . . .  38

               6.2.  General Post-Closing Matters . . . . . . . . . . .  38
                     6.2.1.   Post-Closing Notifications  . . . . . . .  38
                     6.2.2.   Company Name  . . . . . . . . . . . . . .  38
                     6.2.3.   Access  . . . . . . . . . . . . . . . . .  38
                     6.2.4.   Certain Tax Matters . . . . . . . . . . .  40
                     6.2.5.   Insurance . . . . . . . . . . . . . . . .  45
                     6.2.6.   Receivables . . . . . . . . . . . . . . .  46
                     6.2.7.   Master Contracts, Etc.  . . . . . . . . .  46

          VII.  MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . .  47
               7.1.  Notices  . . . . . . . . . . . . . . . . . . . . .  47
               7.2.  Expenses . . . . . . . . . . . . . . . . . . . . .  48
               7.3.  Successors and Assigns . . . . . . . . . . . . . .  49

                                       ii


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               7.4.  Waiver . . . . . . . . . . . . . . . . . . . . . .  49
               7.5.  Entire Agreement . . . . . . . . . . . . . . . . .  49
               7.6.  Amendments, Supplements, Etc . . . . . . . . . . .  50
               7.7.  Rights of the Parties  . . . . . . . . . . . . . .  50
               7.8.  Further Assurances . . . . . . . . . . . . . . . .  50
               7.9.  Applicable Law; Jurisdiction . . . . . . . . . . .  50
               7.10. Titles and Headings  . . . . . . . . . . . . . . .  50
               7.11. Certain Interpretive Matters and Definitions . . .  50



                                       iii


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                             Table of Defined Terms

                          (Not a Part of the Agreement)

                                                                    Section

          Accountants . . . . . . . . . . . . . . . . . . . . . . .  1.3(c)
          Actual Purchase Price Adjustment Amount . . . . . . . . .  1.3(a)
          Affiliate . . . . . . . . . . . . . . . . . . . . . . . . 7.11(a)
          Agreement . . . . . . . . . . . . . . . . . . . . .  Introduction
          Assets  . . . . . . . . . . . . . . . . . . . . . . . . .  3.5(b)
          Balance Sheet Date  . . . . . . . . . . . . . . . . . . . . 2.1.6
          BASF  . . . . . . . . . . . . . . . . . . . . . . . . . .  5.3(e)
          BASF Claims . . . . . . . . . . . . . . . . . . . . . . .  5.3(e)
          Business  . . . . . . . . . . . . . . . . . . . . . . .  Recitals
          C&A . . . . . . . . . . . . . . . . . . . . . . . .  Introduction
          C&A Corp  . . . . . . . . . . . . . . . . . . . . . . . 2.1.16(i)
          Closing Price . . . . . . . . . . . . . . . . . . . . . .  1.2(a)
          Closing Date Balance Sheet  . . . . . . . . . . . . . . .  1.3(a)
          Closing Date  . . . . . . . . . . . . . . . . . . . . . .  4.4(a)
          Closing . . . . . . . . . . . . . . . . . . . . . . . . .  4.4(a)
          Code  . . . . . . . . . . . . . . . . . . . . . . . . . 2.1.15(b)
          Company . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
          Confidentiality Agreement . . . . . . . . . . . . . . . . . . 7.5
          Contracts . . . . . . . . . . . . . . . . . . . . . . . .  2.1.14
          Direct Claim  . . . . . . . . . . . . . . . . . . . . . .  5.4(c)
          Employee Plan . . . . . . . . . . . . . . . . . . . . . 2.1.15(a)
          Employee  . . . . . . . . . . . . . . . . . . . . . . . 2.1.15(a)
          Environment . . . . . . . . . . . . . . . . . . . . . . .  2.1.17
          Environmental Condition . . . . . . . . . . . . . . . . .  2.1.17
          Environmental Law . . . . . . . . . . . . . . . . . . . .  2.1.17
          ERISA . . . . . . . . . . . . . . . . . . . . . . . . . 2.1.15(a)
          Estimated Purchase Price Adjustment Amount  . . . . . . .  1.2(b)
          Estimated Purchase Price  . . . . . . . . . . . . . . . .  1.2(b)
          Financial Statements  . . . . . . . . . . . . . . . . . . . 2.1.6
          Floorcoverings UK . . . . . . . . . . . . . . . . . . .  Recitals
          Floorcoverings US . . . . . . . . . . . . . . . . . . .  Recitals
          Form 8023 . . . . . . . . . . . . . . . . . . . . . . .  6.2.4(i)
          Former Employee . . . . . . . . . . . . . . . . . . . . 2.1.15(a)
          GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1.6
          Governmental Entity . . . . . . . . . . . . . . . . . . . . 2.1.5
          Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . 2.1.6
          Historical Financial Statements . . . . . . . . . . . . . . 2.1.6
          HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1.5
          Indebtedness  . . . . . . . . . . . . . . . . . . . . . .  1.2(a)
          Indemnifiable Losses  . . . . . . . . . . . . . . . . . .  5.2(a)
          Indemnifying Party  . . . . . . . . . . . . . . . . . . .  5.2(a)
          Indemnitee  . . . . . . . . . . . . . . . . . . . . . . .  5.2(a)
          Indemnity Payment . . . . . . . . . . . . . . . . . . . .  5.2(a)
          Insurance . . . . . . . . . . . . . . . . . . . . . . . . . 6.2.5

                                       iv

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          Insurance Policies  . . . . . . . . . . . . . . . . . . .  6.1.11
          Intellectual Property   . . . . . . . . . . . . . . . . .  2.1.12
          Knowledge of Seller . . . . . . . . . . . . . . . . . . . .  7.11
          Last Offer  . . . . . . . . . . . . . . . . . . . . . . .  1.3(c)
          Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1.5
          Leased Real Property  . . . . . . . . . . . . . . . . . .  2.1.10
          Legal Proceedings . . . . . . . . . . . . . . . . . . . .  2.1.13
          Liens . . . . . . . . . . . . . . . . . . . . . . . . .  2.1.2(a)
          Master Contracts  . . . . . . . . . . . . . . . . . . . . . 6.2.7
          Material Adverse Effect . . . . . . . . . . . . . . . .  2.1.1(b)
          Maximum APD Liability Amount  . . . . . . . . . . . . . . . 6.2.8
          MSA . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.2.4
          NCA . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.2.4
          Net Working Capital Amount  . . . . . . . . . . . . . . .  1.2(a)
          Non-Prevailing Party  . . . . . . . . . . . . . . . . . .  1.3(c)
          NWC Over/Under Amount . . . . . . . . . . . . . . . . . .  1.2(a)
          Owned Real Property . . . . . . . . . . . . . . . . . . .  2.1.10
          Orders  . . . . . . . . . . . . . . . . . . . . . . . . .  2.1.13
          Parent  . . . . . . . . . . . . . . . . . . . . . .  Introduction
          Permit  . . . . . . . . . . . . . . . . . . . . . . . . . . 2.1.5
          Permitted Liens . . . . . . . . . . . . . . . . . . . . . . 2.1.9
          Post-Closing Affiliates . . . . . . . . . . . . . . . . . . . 1.4
          Post-Closing Covenants  . . . . . . . . . . . . . . . . .  5.1(b)
          Pre-Closing Tax Period  . . . . . . . . . . . . . . . .  6.2.4(b)
          Prevailing Party  . . . . . . . . . . . . . . . . . . . .  1.3(c)
          Products  . . . . . . . . . . . . . . . . . . . . . . .  Recitals
          Purchase Price  . . . . . . . . . . . . . . . . . . . . .  1.2(a)
          Purchaser . . . . . . . . . . . . . . . . . . . . .  Introduction
          Purchaser Companies . . . . . . . . . . . . . . . . . . .  5.2(e)
          Push-Down Liabilities . . . . . . . . . . . . . . . . . .  1.2(a)
          Records . . . . . . . . . . . . . . . . . . . . . . . .  6.2.3(a)
          Retirement Plans  . . . . . . . . . . . . . . . . . . . . . 6.1.3
          Section 338(h)(10) Election . . . . . . . . . . . . . .  6.2.4(h)
          Seller  . . . . . . . . . . . . . . . . . . . . . .  Introduction
          Seller Trade Name   . . . . . . . . . . . . . . . . . . . . 6.2.2
          Shares  . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
          Surety Obligations  . . . . . . . . . . . . . . . . . .  6.2.7(a)
          Taxes . . . . . . . . . . . . . . . . . . . . . . . . . 2.1.16(j)
          Tax Returns . . . . . . . . . . . . . . . . . . . . . . .  2.1.16
          Tax Ruling  . . . . . . . . . . . . . . . . . . . . . . 2.1.16(d)
          Third Party Claim . . . . . . . . . . . . . . . . . . . .  5.2(a)
          TNA . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4.2.5
          Transaction Documents . . . . . . . . . . . . . . . . . . . 2.1.4
          Transfer  . . . . . . . . . . . . . . . . . . . . . . .  Recitals
          UST's . . . . . . . . . . . . . . . . . . . . . . . . . .  2.1.17
          Workpapers  . . . . . . . . . . . . . . . . . . . . . . .  1.3(b)

                              ACQUISITION AGREEMENT

               This Acquisition Agreement (this "Agreement") is made and entered into as of the 9th day of December, 1996, among Collins & Aikman Products Co., a Delaware corporation ("C&A"), Collins & Aikman Floor Coverings Group, Inc., a Delaware corporation ("Seller"), Collins & Aikman Floor Coverings, Inc., a Delaware corporation ("Floorcoverings US"), CAF Holdings, Inc., a Virginia corporation ("Parent"), and CAF Acquisition Corporation, a Virginia corporation ("Purchaser").

                                    RECITALS:

                    A. Floorcoverings US and its subsidiary Collins & Aikman United Kingdom Limited, a company incorporated in England ("Floorcoverings UK") (together with Floorcoverings US, the "Company"), are presently engaged in the business (the "Business") of designing, manufacturing and marketing commercial carpets and related products ("Products") and performing certain related services;

                    B. Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock, par value $0.01 per share, of Floorcoverings US (the "Shares");

                    C. Seller desires to sell, assign and deliver ("Transfer") to Purchaser, and Purchaser desires to purchase and accept from Seller, the Shares on the terms and subject to the conditions set forth in this Agreement; and

                    D. C&A, as the sole shareholder of Seller, and Parent, as the sole shareholder of Purchaser, each desire that such transaction be consummated on such terms and subject to such conditions.

               NOW, THEREFORE, the parties hereto agree as follows:

                         I. PURCHASE AND SALE OF SHARES

               1.1. Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at the Closing, Seller will Transfer to Purchaser, and Purchaser will purchase and accept from Seller, the Shares, free and clear of all Liens, for the Purchase Price.

               1.2. Unadjusted Purchase Price. (a) The purchase price for the purchase and sale of the Shares will be U.S. $197,000,000 (the "Closing Price") (including $27,000,000 paid in consideration of the execution and delivery of the TNA), less the amount of any Indebtedness outstanding as of the Closing (calculated after giving effect to any payments or prepayments of any such Indebtedness at or immediately prior to or after the

          Closing (provided, however, that nothing in this Section 1.2 will be deemed to constitute an authorization for the incurrence or maintenance of any such Indebtedness by the Company)), and increased or decreased, as the case may be, by the amount by which the Net Working Capital Amount (determined as herein provided) as of the opening of business on Closing Date exceeds or is less than, as the case may be, $28,033,000 as such number may be adjusted, however, to exclude the average of month end balances of all assets and liabilities in respect of Retained Claims from November 1995 to October 1996) (such amount, the "NWC Over/Under Amount") (the Closing Price, as so adjusted, being hereafter referred to as the "Purchase Price"). For purposes of this Agreement, (x) "Indebtedness" means the principal amount of indebtedness for borrowed money and capitalized lease obligations that in accordance with GAAP are required to be reflected as indebtedness on a consolidated balance sheet of the Company, (y) the term "Net Working Capital Amount" means an amount, calculated in accordance with the accounting principles set forth in
          Schedule 1.3(a), equal to (1) the sum of cash and cash equivalents, accounts receivable, other receivables, inventory and prepaid and other current assets, less (2) the amount of all accounts payable, accrued expenses and other current liabilities, all as determined in accordance with the principles, policies and procedures used in preparing the Balance Sheet and Schedule 1.3(a), but in all events excluding all liabilities relating to Taxes to be paid by C&A or Seller, or for which C&A or Seller is responsible, pursuant to this Agreement, Push Down Liabilities and all assets and liabilities in respect of Retained Claims and (z) the term "Push Down" Liabilities" means the categories of liabilities listed as such on Schedule 1.2(a).

               (b) Not less than two business days prior to the Closing Date, Seller and Purchaser will jointly prepare a consolidated balance sheet which will set forth their estimates of the Indebtedness and the NWC Over/Under Amount (collectively, the "Estimated Purchase Price Adjustment Amounts"), determined in accordance with Section 1.2(a) as if they were the Actual Purchase Price Adjustment Amounts, but based upon their review of monthly financial information then available to Seller and Purchaser and their respective inquiries of personnel responsible for the preparation of financial information relating to the Company in the ordinary course thereof. If the parties are unable so to agree on the Estimated Purchase Price Adjustment Amounts, then the amounts thereof as determined by Seller in good faith will be the Estimated Purchase Price Adjustment Amounts for all purposes of this Agreement, provided, however, that nothing herein will limit the relative rights and obligations of the parties under Section 1.3. The Closing Price will be reduced or increased dollar-for-dollar, as the case may be (as so adjusted, the "Estimated Purchase Price"), to reflect the Estimated Purchase Price Adjustment Amounts as calculated on the basis set forth in the second sentence of Section 1.3(a).

               (c) On the Closing Date, Purchaser will pay by wire transfer of immediately available funds to such account as Seller has theretofore designated an amount equal to the Estimated Purchase Price.

               1.3. Purchase Price Adjustment. (a) In order to determine the Purchase Price, the Estimated Purchase Price will be (i) increased by the amount, if any, by which the NWC Over/Under Amount as finally determined in accordance with this Section 1.3 exceeds the corresponding amount thereof used in determining the Estimated Purchase Price Adjustment Amounts, (ii) increased by the amount, if any, by which the Indebtedness used in determining the Estimated Purchase Price Adjustment Amounts exceeds the amount of Indebtedness as finally determined in accordance with this Section 1.3, (iii) decreased by the amount, if any, by which the NWC Over/Under Amount as finally determined in accordance with this Section 1.3 is less than the corresponding amount thereof used in so determining the Estimated Purchase Price Adjustment Amounts, and (iv) decreased by the amount, if any, by which the amount of Indebtedness as finally determined in accordance with this Section 1.3 exceeds the corresponding amount thereof used in determining the Estimated Purchase Price Adjustment Amounts. For purposes of this Agreement, (x) the adjustment referred to in the immediately preceding sentence will be finally calculated on a net basis and (y) all determinations of the actual amounts thereof (the "Actual Purchase Price Adjustment Amounts") will be determined by the amounts thereof required to be shown on a consolidated balance sheet of the Company prepared in accordance with this Section 1.3 as of the opening of business on the Closing Date (the "Closing Date Balance Sheet") on a basis consistent with, and using the same accounting principles, policies, practices and procedures used in preparing, the Balance Sheet and otherwise in accordance with the principles set forth in Schedule 1.3(a) and Section 1.2(a).

               (b) Within 60 calendar days after the Closing Date, Seller will in good faith prepare and deliver, or cause to be prepared and delivered, to Purchaser an unaudited Closing Date Balance Sheet setting forth the Actual Purchase Price Adjustment Amounts. Seller and its authorized representatives will be entitled to review, during normal business hours, the books, records and work papers of the Company to prepare the Closing Date Balance Sheet and to determine the Actual Purchase Price Adjustment Amounts. Without limiting the generality or effect of any other provision hereof, Purchaser will (i) provide Seller and its representatives access, during normal business hours, to the facilities, personnel and accounting and other records of the Company to the extent reasonably determined by Seller to be necessary to permit Seller to prepare or have prepared the Closing Date Balance Sheet and to compute the Actual Purchase Price Adjustment Amounts as herein provided; provided, however, that Seller will conduct any such review in a manner that does not unreasonably interfere with the conduct of the Business by the Company after the Closing, and (ii) take such actions as may be reasonably requested by Seller to close, or to assist Seller in closing, as of the opening of business on the Closing Date, the books and accounting records of the Company and otherwise reasonably to cooperate with Seller and its representatives in the preparation of the Closing Date Balance Sheet. Concurrently with the delivery of the Closing Date Balance Sheet, Seller will use its reasonable efforts to cause Arthur Andersen L.L.P. to provide Purchaser access to any of such firm's workpapers, trial balances and similar materials prepared in connection with such firm's audits or reviews of any of the Financial Statements (the "Workpapers").

               (c) If, within 30 calendar days after the date of Seller's delivery of its computation of the Actual Purchase Price Adjustment Amounts, Purchaser determines in good faith that such computations are inaccurate, Purchaser will give written notice to Seller within such 30 calendar day period (i) setting forth Purchaser's computation of Actual Purchase Price Adjustment Amounts and (ii) specifying in reasonable detail Purchaser's basis for its disagreement with Seller's computations. The failure by Purchaser so to express its disagreement or provide such specification within such 30 calendar day period will constitute Purchaser's acceptance of Seller's computation of the Actual Purchase Price Adjustment Amounts. If Purchaser and Seller are unable to resolve any disagreement between them within ten calendar days after the giving of notice of such disagreement, the items in dispute will be referred for determination to the Charlotte, North Carolina office of KPMG Peat Marwick LLP (the "Accountants") as promptly as practicable. The Accountants will make a determination as to each of the items in dispute, which determination will be (A) in writing, (B) furnished to each of the parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (C) made in accordance with this Agreement, and (D) conclusive and binding upon each of the parties hereto. In connection with their determination of the disputed items, the Accountants will be entitled to rely on the Workpapers and the Company's or C&A's, as the case may be, books and records, and the fees and expenses of the Accountants will be shared equally by Purchaser and Seller (except as provided below). Purchaser and Seller will use reasonable efforts to cause the Accountants to render their decision as soon as practicable, including without limitation by promptly complying with all reasonable requests by the Accountants for information, books, records and similar items. If the determination of the Accountants represents an outcome more favorable to either Purchaser or Seller than the midpoint of such parties' last written settlement offers related to all items in dispute, in the aggregate, submitted to the other party at least two calendar days before the referral of the matter to the Accountants (each a "Last Offer"), then the party obtaining such favorable result will be deemed the "Prevailing Party" and the other party will be deemed the "Non-Prevailing Party". For purposes hereof, all of the fees and expenses of the Accountants, will be borne by the Non-Prevailing Party. No party will disclose to the Accountants, and the Accountants will not consider for any purpose, any settlement offer (other than the Last Offer) made by any party.

               (d) To the extent that the Actual Purchase Price Adjustment Amounts, calculated on a net basis, determined as provided in this
          Section 1.3 is more or less than the Estimated Net Purchase Price Adjustment Amounts, Seller or Purchaser, as applicable, will, within ten calendar days after the final determination of the Actual Purchase Price Adjustment Amounts, calculated on a net basis, pursuant to this
          Section 1.3, make payment by wire transfer of immediately available funds of the amount of such difference, together with interest thereon from the Closing Date to the date of payment (at a rate equal to Chase Manhattan Bank's prime rate, as publicly announced and in effect from time to time during such period, plus 2.0%, calculated on the basis of the actual number of days elapsed over 365), to such account as has been designated by Purchaser or Seller, as applicable.

               1.4. Intercompany Obligations. Notwithstanding any other provision hereof, any amount paid or accrued by Seller or any of its Affiliates other than the Company (collectively, "Post- Closing Affiliates") in respect of liabilities or obligations of the Company of a type that would be shown on a consolidated balance sheet of the Company as "Accounts Receivable-Intercompany" or "Accounts Payable-Intercompany" will be settled at or prior to the Closing and will not be reflected in the Closing Date Balance Sheet. Effective immediately after the Closing, all intercompany liabilities and obligations owing from Seller or any Post-Closing Affiliate to the Company or owing from the Company to Seller or any Post-Closing Affiliate that is not settled as contemplated by the immediately preceding sentence will be netted against each other and the net balance thereof will be discharged and deemed forgiven without further action or payment and all such amounts will be excluded from the determination of the Net Working Capital Amount or Indebtedness under Sections 1.2 and 1.3. As a result, immediately following the Closing, there will be no further liability or obligation in respect of any such matters between Seller or any Post-Closing Affiliate, on the one hand, and the Company on the other hand, except as expressly provided herein. Any holder of a note or other evidence of indebtedness deemed settled pursuant to this Section 1.4 will surrender such note or other evidence of indebtedness to the obligor thereon.

                       II. REPRESENTATIONS AND WARRANTIES

               2.1. Representations and Warranties of Seller and C&A. Subject to Section 2.3, Seller and C&A, jointly and severally, represent and warrant to Purchaser as follows:

                    2.1.1. Corporate Matters. (a) Each of C&A and Seller is a corporation duly organized, validly existing and in good standing under the Law of the State of Delaware and Seller has the requisite corporate power to own and hold the Shares.
          Each of Floorcoverings US and Floorcoverings UK is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

               (b) Each of Floorcoverings US and Floorcoverings UK has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business as presently conducted, and is duly qualified to conduct business as a foreign corporation in each jurisdiction listed on
          Schedule 2.1.1. The jurisdictions listed in Schedule 2.1.1 constitute all jurisdictions in which Floorcoverings US's or Floorcoverings UK's ownership, leasing or holding of property or the nature or conduct of the Business makes qualification to conduct business as a foreign corporation necessary, except for such jurisdictions in which its failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" means an event, circumstance or occurrence that has a material adverse effect on the Business or the consolidated financial condition or results of operations of the Company.

                    2.1.2.    The Shares.  (a)  Except as set forth on
          Schedule 2.1.5, Seller owns free and clear of any mortgages, liens, security interests or other encumbrances (collectively, "Liens") the number of Shares listed in Schedule 2.1.2, which Shares represent all of the issued and outstanding shares of capital stock of the Company.

               (b) The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. The Shares have not been issued in violation of, and are not subject to, any preemptive rights, and there are no outstanding convertible or exchangeable securities, calls, options or similar Contracts relating to the Shares or that may require the Company to issue to any person or entity any shares of any of its capital stock. Except as listed or described on Schedule 2.1.5, there are no voting trust or other Contracts restricting the voting, dividend rights or disposition of the Shares.

               (c) Except as set forth in Schedule 2.1.2(c), Seller owns the Shares beneficially and of record free and clear of all Liens and at the Closing will Transfer its entire right, title and interest in and to the Shares to Purchaser.

               (d) The Company does not own, beneficially or of record, any stock or other ownership interests in, or control, any other entity, other than Floorcoverings UK, all of the issued and outstanding share capital of which is owned by Floorcoverings US free and clear of all Liens (except as set forth on Schedule 2.1.2(d)); and, except as set forth on Schedule 2.1.2(d), there are no outstanding convertible or exchangeable securities or agreements giving any person or entity any right to acquire shares of capital stock of Floorcoverings UK and no voting trusts or other Contracts restricting the voting, dividend rights or disposition of shares of Floorcoverings UK.

                    2.1.3. Officers and Directors. Schedule 2.1.3 lists all officers and directors of Floorcoverings US and Floorcoverings UK as of the date hereof. Seller will promptly notify Purchaser of any change in the information set forth in
          Schedule 2.1.3 prior to the Closing.

                    2.1.4. Authorization and Effect of Agreement. Each of C&A and Seller has the requisite corporate power to execute and deliver this Agreement and the other agreements or instruments referred to herein (collectively, the "Transaction Documents") and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken under the Delaware General Corporation Law for the due authorization of the execution and delivery by each of C&A and Seller of the Transaction Documents to be executed by either of them and the performance by each of C&A and Seller of the transactions contemplated thereby to be performed by either of them has been duly taken by C&A or Seller, as the case may be. The Transaction Documents have been, or will be, as the case may be, duly executed and delivered by Seller or C&A, as the case may be, and, assuming the due execution and delivery of the Transaction Documents by Parent and Purchaser, constitute, or will constitute, as the case may be, valid and binding obligations of each of C&A and Seller, as applicable, enforceable in accordance with their terms.

                    2.1.5. No Restrictions. The execution and delivery of the Transaction Documents by C&A and Seller to which they are parties does not, and the performance by C&A and Seller of the transactions contemplated thereby to be performed by them will not conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, any provision of the Certificate of Incorporation or By-laws of Seller or C&A or the Company, or any Contract listed or described or required to be listed or described on
          Schedule 2.1.14, or any permit or approval ("Permit") issued under any domestic, foreign or other statute, law, ordinance, rule, regulation, judgment, order, injunction, decree or ruling or common law obligation ("Law") of any domestic, foreign or other court, government, governmental agency, authority, entity or instrumentality ("Governmental Entity"), other than any such conflicts, violations or defaults as are listed or described on Schedule 2.1.5 or which, individually or in the aggregate, could not reasonably be expected to result in a material undisclosed liability of the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Seller or the Company in connection with the execution and delivery of the Transaction Documents by C&A and Seller or the performance by C&A and Seller of the transactions contemplated thereby to be performed by them, except (i) for the filing of a premerger notification report by an Affiliate of Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable in the circumstances, (ii) for such of the foregoing as are listed or described on Schedule 2.1.5, and (iii) for such consents, approvals, orders, authorizations of, or registrations, declarations or filings with, any Governmental Entity, which, individually or in the aggregate, if not obtained or made, could not reasonably be expected to result in a material undisclosed liability of the Company.

                    2.1.6. Financial Statements. (a) Attached as Schedule 2.1.6(a) are the audited combined balance sheets of the Company as of January 28, 1995 and January 27, 1996, the related audited combined statements of operations and cash flows for the fiscal years then ended, accompanied by the accountant's reports thereon, the unaudited combined balance sheet of the Company as of October 26, 1996 (the "Balance Sheet") and the unaudited combined statements of operations for the nine month periods ended October 28, 1995 and October 26, 1996, respectively (collectively, with the related notes, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods specified in conformity with United States generally accepted accounting principles, consistently applied ("GAAP"), except for the Push-Down Liabilities, except as set forth in
          Schedule 1.3(a) and except, in the case of the unaudited statements, for normal year-end adjustments. (For purposes of this Agreement, "Balance Sheet Date" means October 26, 1996.)

                    (b) Attached as Schedule 2.1.6(b) are the audited consolidated balance sheets of the Company as of January 28, 1995 and January 27, 1996, the related audited consolidated statements of operations and cash flows for the fiscal years then ended, accompanied by the accountant's reports thereon, the unaudited consolidated balance sheet of the Company as of October 26, 1996 and the related unaudited consolidated statements of operations and cash flows for the nine month period ended October 28, 1995 and October 26, 1996 (collectively, with the related notes, the "144A Financial Statements"). The 144A Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of the date thereof and the results of its operations and cash flows for the periods specified in conformity with GAAP, except, in the case of the unaudited statements, for normal year-end adjustments.

                    2.1.7. Conduct of the Business Since the Balance Sheet Date. Except as listed or described on Schedule 2.1.7, since the Balance Sheet Date, (a) the Company has conducted the

          Business only in the ordinary course, consistent with past practice, (b) the Company has not taken any action which would have constituted a violation of Section 3.5 if Section 3.5 had applied since the Balance Sheet Date, and (c) there has not been any Material Adverse Effect, including any damage, destruction, loss or abandonment (whether or not covered by insurance) which, individually or in the aggregate, has or, to the Knowledge of Seller, could reasonably be expected to have, a Material Adverse Effect, other than, as applied to the accuracy of this representation in respect of the period between the date hereof and the Closing Date, changes or effects after the date hereof that result from general economic conditions or competitive circumstances in the markets in which the Business is conducted.

                    2.1.8. Compliance with Laws. Except as listed or described on Schedule 2.1.8, the Company is not in violation of any Law applicable to the Company or the conduct of the Business, or to the Owned Real Property, and has not committed any such violation since January 1, 1995, other than such violations which, individually or in the aggregate, could not reasonably be expected to result in a material undisclosed liability of the Company or give rise to criminal liability. Since January 1, 1995, neither Seller nor the Company has received notice of any alleged violation of Law which could reasonably be expected to either result in a material undisclosed liability of the Company or give rise to criminal liability. The Company has all Permits (including without limitation Permits under Environmental
          Laws) necessary to conduct the Business substantially as presently conducted and all such Permits are in full force and effect, except where the failure to have such Permits or the failure of such Permits to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

                    2.1.9. Tangible Personal Property; Title to Assets. Except
          (a) with respect to the Owned Real Property and the Leased Real Property which are the subject of Section 2.1.10 and (b) as listed or described on Schedule 2.1.9, the tangible assets owned by the Company as of the date hereof or hereafter purchased or acquired by the Company are owned by the Company free and clear of all Liens except for (i) Liens that are listed or described on Schedule 2.1.9, (ii) mechanics', carriers', workers', repairmen's or other similar Liens arising or incurred in the ordinary course of business of the Business relating to liabilities of the Company that are not overdue, (iii) Liens for taxes, assessments and other similar governmental charges which are not due and payable or which may thereafter be paid without penalty, and (iv) Liens that arise under zoning, land use and other similar Laws and other imperfections of title or encumbrances, if any, which could not be reasonably expected, individually or in the aggregate, materially to affect the marketability of the property subject thereto or to impair the continued use of the property subject thereto in the Business as presently conducted. (The items referred to in clauses (i) through (iv) of the immediately preceding sentence are hereafter referred to as "Permitted

          Liens".) Since January 1, 1995, the tangible personal property has been maintained in all material respects in good repair in accordance with C&A's general maintenance policies.

                    2.1.10. Real Property. Schedule 2.1.10 lists all real property owned in fee by the Company (the "Owned Real Property") or leased by the Company (the "Leased Real Property"). The Company has good and marketable fee simple title to the Owned Real Property and valid and subsisting leasehold interests in the Leased Real Property (subject to the terms of the applicable leases, subleases and related instruments governing the Company's interests therein, as listed on
          Schedule 2.1.10), free and clear of all Liens other than (a) Liens listed or described on Schedule 2.1.10, (b) Permitted Liens, and (c) easements, covenants, rights-of-way and other encumbrances or restrictions, whether recorded or referred to in an applicable lease which could not reasonably be expected to materially impair the marketability or continued occupancy or use of the property subject thereto in the Business as presently conducted. The leases and subleases related to the Leased Real Property are valid and subsisting leases or subleases which are in full force and effect.

                    2.1.11. Insurance. Schedule 2.1.11 lists (i) all material policies of fire, liability and other forms of insurance covering occurrences as of, or claims made on, the date hereof and maintained by the Company, or by Seller or any Post-Closing Affiliate to the extent applicable to the Company or the Business ("Insurance Policies") and (ii) to the knowledge of Seller, all claims made by the Company or the Seller or any Post-Closing Affiliate with respect to the Company under any such Insurance Policy from February 1, 1991 to October 31, 1996, and the disposition or status thereof. All premiums due under such policies have been paid, and none of C&A, Seller or the Company is in default in any material respect under any provision of any such policy nor has it failed to give notice or present any material claim thereunder in a timely manner so as to bar recovery of any valid claim. Neither Seller nor any of its Affiliates has received any written notice of cancellation or non-renewal of any such insurance policy or that any such insurance premiums (if such policies are continued by Seller and its Affiliates) will be increased materially.

                    2.1.12. Intellectual Property. Schedule 2.1.12 lists or describes all patents and trademarks and all material trade names, service marks and registered copyrights, and registrations and applications therefor, used or held for use in the conduct of or otherwise material to the Business as of the date hereof (the "Intellectual Property"). Except as set forth on Schedule 2.1.12, the Company owns or has the right to use (as shown on Schedule 2.1.12) all of the Intellectual Property and neither Seller, any Post-Closing Affiliate nor the Company has received any written notice (that has not been subsequently satisfied or withdrawn) of any material conflict with, or assertion that the Company is or may be infringing, the asserted rights of others in connection with the use by the Company of any of the Intellectual Property in the conduct of the Business.

                    2.1.13. Litigation; Decrees. Except (a) as listed or described on Schedule 2.1.13, there are no lawsuits or administrative or other adjudicative proceedings ("Legal Proceedings") pending or, to the Knowledge of Seller, threatened in writing against the Company or any Employee Plan, including without limitation in respect of Intellectual Property, except for Legal Proceedings which, if determined adversely, could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, the Company is not in default under the terms of any judgment, order or decree of any Governmental Entity (collectively, "Orders").

                    2.1.14. Contract Rights. Except as listed or described on
          Schedule 2.1.14, as of the date hereof, the Company is not a party to or bound by any lease, agreement or other contract or legally binding contractual right or obligation (collectively, "Contracts") that is of a type described below:

                    (a) Any employment, severance or consulting Contract with an
               Employee or Former Employee that is not terminable at will by the Company (other than, as to any Employee or Former Employee of Floorcoverings UK, any Contract for the employment of any such Employee or Former Employee implied in Law);

                    (b) Any collective bargaining Contract with any labor union;

                    (c) Any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000;

                    (d) Any Contract relating to cleanup, abatement or other
               actions (other than monitoring or reporting in the ordinary course of business) in connection with environmental liabilities;

                    (e) Any Contract granting to any person or entity a
               first-refusal, first-offer or other right to purchase or acquire any of the Shares or any other capital stock or other securities of Floorcoverings US or Floorcoverings UK;

                    (f) Any license, royalty Contract or other Contract with
               respect to Intellectual Property which pursuant to the terms thereof requires future payments by the Company (other than software, on-line or similar service Contracts in the ordinary course of business of the Business);

                    (g) Any indenture, mortgage, loan or credit Contract under which the Company has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for or guaranteed indebtedness for money borrowed by others or under which any Person has issued a letter of credit with respect to which the Company has any liability;

                    (h) Any Contract with any manufacturer's representative or other sales agent having a remaining term in excess of one year and which is not terminable without penalty on 90 calendar days' or less notice;

                    (i) Any Contract under which the Company is (i) a lessee of real property, (ii) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (iii) a lessor of real property, or (iv) a lessor of any tangible personal property owned by the Company, in the case of any of (ii), (iii) and (iv) which requires annual payments in excess of $100,000;

                    (j) Any Contract which involves aggregate future payments by or to the Company in excess of $500,000 other than a purchase or sales order entered into in the ordinary course of the conduct of the Business;

                    (k) Any Contract obligating the Company to make any
               "parachute payment" (as that term is used in Section 280G of the Code) to any Employee or any other payment which is contingent upon a change in control of Floorcoverings US or Floorcoverings UK;

                    (l) Any Contract which prohibits or restricts the Company from engaging in the manufacture or sale of any Products; or

                    (m) Any Surety Obligation within the meaning of Section
               6.2.7(a) or (b) and any Master Contract within the meaning of
               Section 6.2.7(c).

          Except as set forth on Schedule 2.1.14, each Contract listed or described on Schedule 2.1.14 is a valid and binding obligation of the Company and to the Knowledge of Seller is a valid and binding obligations of the other party thereto. Except as set forth on
          Schedule 2.1.14, to the Knowledge of Seller, the Company has performed in all material respects the obligations required to be performed by it through the date hereof under each of such Contracts and the Company is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder.

                    2.1.15. Employee Plans. (a) For purposes of this Agreement, the term "Employee Plan" means each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material plan, program, agreement or arrangement, whether or not subject to ERISA, that (i) provides benefits for Employees or

          Former Employees and (ii) is maintained by Seller, any Post- Closing Affiliate or the Company or to which Seller, any Post- Closing Affiliate or the Company contributes or is obligated to contribute, or under which Seller, any Post-Closing Affiliate or the Company is liable in respect of Employees or Former Employees. As used in this Agreement, (A) the term "Employee" means each person (if any) listed or described as such on Schedule 2.1.15 and each person who is presently employed by the Company primarily in the conduct of the Business and (B) the term "Former Employee" means any person formerly so employed by the Company. The terms "Employee" and "Former Employee" will include, where an Employee Plan provides benefits for beneficiaries or dependents, the beneficiaries and dependents of an Employee or Former Employee. Schedule 2.1.15 lists or describes all Employee Plans other than Employee Plans listed or described on
          Schedule 2.1.14 or mandated or implied by Law. None of the Employee Plans is a multiemployer plan within the meaning of Section 3(37) of ERISA.

                    (b) With respect to each Employee Plan, Seller has delivered to Purchaser, to the extent applicable, a true, correct and complete copy of (i) the plan document for each Employee Plan as currently in effect (or a description of any Employee Plan for which there is no plan document), including any agreements entered into in connection with such Employee Plan, (ii) the three most recent annual reports (Form 5500 Series) filed with the Internal Revenue Service, (iii) the most recent annual financial report and actuarial report, and (iv) the most recent summary plan description, together with each summary of material modifications. Except as set forth on Schedule 2.1.15, each Employee Plan which is intended to be a "qualified plan" under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), is so identified on Schedule 2.1.15, and the trust (if any) forming a part thereof, has received a favorable determination from the Internal Revenue Service as to the qualification under the Code of each such Employee Plan. Seller has delivered to Purchaser a copy of the most recent determination letter with respect to each such Employee Plan, and nothing has occurred since the date of such determination letter that would adversely affect such qualification which is not identified in Schedule 2.1.15 and cannot be corrected within the remedial amendment period provided under Section 401(b) of the Code.

                    (c) Neither Seller, any Post-Closing Affiliate, nor the Company has engaged in a transaction with respect to any Employee Plan which could subject any Employee Plan, Purchaser or the Company to a material civil penalty under ERISA or a material tax under the Code. Each of the Employee Plans has been operated and administered in all material respects in accordance with applicable Laws, including without limitation, to the extent applicable, the Code and ERISA. Neither Seller, any Post-Closing Affiliate nor the Company has incurred, and no condition exists that could reasonably be expected to cause Seller, any Post-

          Closing Affiliate or the Company to incur any liability under Title IV of ERISA that could reasonably be expected to result in liability to Purchaser or the Company. Each Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code is in compliance in all material respects with the provisions of Section 4980B(f) of the Code. There is not any pending or, to the Knowledge of Seller, threatened material claim by or on behalf of any Employee Plan, by any Employee or Former Employee covered under any Employee Plan or otherwise involving any Employee Plan (other than routine claims for benefits). Except as set forth in Schedule 2.1.15 and
          Section 6.1.3, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will (either alone or in conjunction with any subsequent or related event, including termination of employment) (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) under any Employee Plan, (ii) materially increase any compensation or benefits otherwise payable under any Employee Plan, or (iii) accelerate any material liability under any Employee Plan.

                    (d) All contributions required to be made to each Employee Plan under the terms of such Plan, ERISA or the Code for all periods of time prior to the Closing Date have been or, as applicable, will by the Closing Date be timely made or paid in full or, to the extent not required to be made before the Closing Date, will be fully reflected on the Closing Date Balance Sheet as either a current liability or a Push Down Liability.

                    (e) Neither the Seller nor Seller's Affiliates has made any legally binding commitment to establish any new Employee Plan, to modify any Employee Plan or to increase benefits or compensation of Employees or Former Employees (except for normal increases in compensation consistent with past practices or as disclosed in
          Schedule 2.1.15), nor has any intention to do so been communicated by C&A or Seller to Employees or Former Employees.

                    (f) Except as set forth on Schedule 2.1.15 or in Section 6.1.2, none of the Seller, any Post-Closing Affiliate or the Company has any liability for life, health, medical or other welfare benefits to Former Employees, except for health continuation coverage under
          Section 4980B(f) of the Code.

                    2.1.16. Taxes. (a) The Company has timely filed (or has had filed on its behalf) or caused to be timely filed with the appropriate United States, state, local and foreign taxing authorities all returns, reports or information returns or statements relating to Taxes (including amendments thereto) (collectively, "Tax Returns") required to be filed by it with respect to the Company on or prior to the Closing Date (taking into account all extensions of due dates). All such Tax Returns were correct and complete in all material respects.

                  (b) The Company has timely paid all Taxes owed with respect to the Company. No penalties or other charges are due with respect to the late filing of any Tax Return of the Company required to be filed on or before the Closing Date (taking into account all extensions of due dates). The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party. The unpaid Taxes of the Company will not exceed the reserves for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) that are reflected in the Closing Date Balance Sheet.

                    (c) Schedule 2.1.16 sets forth the jurisdictions (other than the United States) in which the Company files Tax Returns, indicates the Tax Returns in such states that have been audited and indicates those Tax Returns in such jurisdictions that currently are the subject of an audit. Except as set forth on Schedule 2.1.16, there are no waivers or extensions of any applicable statute of limitations, or agreements to any extension of time for the assessment or collection of such Taxes with respect to any such Tax Returns, which waivers, extensions or agreements currently are in effect. Except as set forth on Schedule 2.1.16, since January 1, 1995, no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction and no such claim exists as of the date hereof.

                    (d) Except as set forth on Schedule 2.1.16, the Company has not requested or received a Tax Ruling or entered into a Tax Closing Agreement with any taxing authority that would have a continuing effect after the Closing Date. For purposes of the preceding sentence, the term "Tax Ruling" means a written ruling of a taxing authority relating to Taxes, and the term "Tax Closing Agreement" means a written Contract with a taxing authority relating to Taxes. Except as set forth on Schedule 2.1.16, the Company is not a party to any Tax allocation or sharing Contract.

                    (e) Except as set forth on Schedule 2.1.16, no action, suit, proceeding, investigation, audit, claim or assessment is presently pending or, to the Knowledge of Seller, has been proposed to the Company or Seller or C&A with regard to any Taxes that relates to the Company for which the Company would be liable.

                    (f) Except as set forth on Schedule 2.1.16, the Company is not required to make any adjustment pursuant to Section 481 of the Code by reason of a change in accounting method or otherwise.

                    (g) Except as set forth on Schedule 2.1.16, the Company has not filed (nor will it file prior to the Closing Date) a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as that term is defined in Section 341(f)(4) of the Code) owned by the Company.

                    (h) Purchaser will not be required to deduct and withhold any amount pursuant to Section 1445 of the Code upon the consummation of the transactions contemplated by this Agreement.

                    (i) The Company has filed a consolidated federal income tax return with Seller and Collins & Aikman Corporation, a Delaware corporation ("C&A Corp."), for each of the Company's taxable years preceding the Company's taxable year that includes the Closing Date, and the Company will file a consolidated federal income tax return with Seller and C&A Corp. for the Company's taxable year that includes the Closing Date. Seller is a member of a consolidated group that is eligible to make an election under Section 338(h)(10) of the Code (and any comparable election under state or local law that would be applicable to a material portion of the taxable income resulting from such election).

                    (j) For purposes of this Agreement, "Taxes" means all federal, state, local, foreign and other taxes (including without limitation income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, social security, employment, unemployment compensation, payroll-related and property taxes, alternative minimum, estimated stamp, value added, windfall profits, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or additional amounts, interest and penalties with respect thereto. Such term shall also include any "Taxes" as to which the Company is liable as a successor or transferee or pursuant to a contractual obligation.

                    2.1.17. Environmental Matters. Except as listed or described on Schedule 2.1.17, (i) the Company does not have any liability under any Environmental Law (including without limitation any obligation to remediate any Environmental Condition whether caused by the Company or a third Person) applicable to the Owned Real Property or the Leased Real Property, (ii) the Company is not in violation of any Environmental Law, (iii) there exists no Environmental Condition with respect to the Owned Real Property or the Leased Real Property, (iv) there have not been any discharges originating from the Owned Real Property or the Leased Real Property to the environment or any public treatment facility except in compliance with applicable Environmental requirements, and (v) there are not located under any of the Owned Real Property or the Leased Real Property any underground storage tanks ("UST's"), which liability, violation, Environmental Condition, discharge or UST's specified in (i), (ii), (iii), (iv) or (v) could reasonably be expected to have a Material Adverse Effect. "Environment" means soil, surface waters, groundwaters, land, surface or subsurface strata, ambient air or any other environmental medium. "Environmental Condition" means a condition with respect to the Environment which has resulted, or is reasonably likely to result, in a material loss, liability, cost or expense to the Company. "Environmental Law" means any Law for the protection of the Environment, including without limitation, the Laws listed on Schedule 2.1.17.

                    2.1.18. No Undisclosed Liabilities. The Company does not have any liabilities (defined for this purpose as liabilities involving the payment of money rather than general, contractual or other obligations), whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, including any uninsured liabilities, except (i) as and to the extent set forth in the Balance Sheet or specifically disclosed in the notes thereto,
          (ii) liabilities incurred in the ordinary course of business consistent with past practice and not prohibited by this Agreement, which could not reasonably be expected to have a Material Adverse Effect, (iii) as set forth in Schedule 2.1.18, (iv) current liabilities reflected in the Closing Date Balance Sheet, (v) Push-Down Liabilities, and (vi) liabilities relating to Taxes, Retained Claims and other liabilities for which C&A or Seller is responsible pursuant to this Agreement. Schedule 1.2(a) sets forth the Assumed Push-Down Liabilities by category and the amounts thereof as shown on the books of C&A as of October 26, 1996.

                    2.1.19. Assets. Except as described on Schedule 2.1.19, the Real Property and the personal property that will be owned or leased by the Company on the Closing Date constitute all of the properties and assets used or held for use primarily in connection with the Business.

                    2.1.20. Affiliate Interests. Except as disclosed in Schedule 2.1.20, none of C&A, Seller, any Affiliate of C&A or Seller (other than the Company) or to the Knowledge of C&A any officer or director of the Company, or any member of their immediate family, (i) has a controlling interest or other material financial interest (other than a noncontrolling investment in a public company) in any business entity which competes with the Business, (ii) has any personal financial interest, direct or indirect, in any property, real or personal, tangible or intangible, including Intellectual Property, owned or used by the Company in the Business, or (iii) provides or causes to be provided to, or receives from, the Company any assets, loans, advances, services or facilities, provided, however, that the representation and warranty set forth in clause (i) above, insofar as it relates to Affiliates of Seller or C&A, will apply only to Affiliates controlled by C&A, Seller or C&A Corp. Except for the Transaction Documents, the only Contracts between the Company and C&A or any Affiliate of C&A that will remain in effect after the Closing under which Purchaser, the Company or any of their Affiliates will have any ongoing obligation or duty, are those items (and only with respect to such obligations or duties) which are identified in Schedule 2.1.20 as remaining in place and having obligations or duties.

                    2.1.21. Brokers. No broker, investment banker, financial advisor or other person (other than The Blackstone Group and Wasserstein, Perella & Co., Inc., the fees and expenses of which will be paid by the Seller) is entitled to any broker's finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

                    2.1.22. Warranty Claims and Liabilities. As of the Closing Date, the Company will not have any liability for breach of any express or implied product warranty arising out of the installation of Products at an individual location, or arising out of a Product design, manufacturing or process defect or series of related Product design, manufacturing or process defects, which in either case could reasonably be expected to have a Material Adverse Effect.

                    2.1.23. Labor Matters. The Company is not a party to any union contract in respect of any Employees. Since January 1, 1995, (a) no organized work stoppage or other organized labor dispute has been or is pending or, to the Knowledge of Seller, threatened and (b) no organized effort has been or is pending or, to the Knowledge of Seller, threatened by any labor union seeking to represent any group of Employees in the United States.

                    2.1.24. Supplier Relationships. To the Knowledge of Seller, the Company has access to raw materials and other supplies sufficient to continue to conduct the Business on a competitive basis and has not experienced any material supply shortage since January 1, 1995. To the knowledge of Seller, the transactions contemplated by this Agreement could not reasonably be expected to have a Material Adverse Effect on the Company's relationship with any supplier of such raw materials and other supplies taken as a whole.

               2.2. Representations and Warranties of Purchaser. Subject to Section 2.3, each of Purchaser and Parent jointly and severally represents and warrants to Seller as follows:

                    2.2.1. Corporate Organization. Each of Purchaser and Parent is a corporation duly organized, validly existing and in good standing under the Laws of their respective jurisdiction of incorporation and has the requisite corporate power to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted.

                    2.2.2. Authorization and Effect of Agreement. Each of Parent and Purchaser has the requisite corporate power to execute and deliver this Agreement and to perform the transactions contemplated hereby to be performed by it. All necessary corporate action required to be taken under the Virginia Stock Corporation Act for the due authorization of the execution and delivery by each of Parent and Purchaser of this Agreement and the performance by each of Parent and Purchaser of the transactions contemplated hereby to be performed by each of them has been duly taken by each of Parent and Purchaser. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due execution and delivery of this Agreement by Seller and C&A constitutes a valid and binding obligation of each of Parent and Purchaser, enforceable in accordance with its terms.

                    2.2.3. No Restrictions. The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the performance by Parent and Purchaser of the transactions contemplated hereby to be performed by each of them will not conflict with, or result in any material violation of, or constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, any provision of the charter or bylaws or comparable governing documents of Parent or Purchaser, or any material Contract or Permit applicable to Purchaser other than any such conflicts, violations or defaults which, individually or in the aggregate, could not reasonably be expected to result in a material undisclosed liability of Parent or Purchaser. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement by Parent or Purchaser or the performance by Parent or Purchaser of the transactions contemplated hereby to be performed by either of them, except (i) for such of the foregoing as are listed or described on Schedule 2.2.3 and (ii) for such consents, approvals, orders, authorizations of, or registrations, declarations or filings with, any Governmental Entity, which, individually or in the aggregate if not obtained or made, could not reasonably be expected to result in a material undisclosed liability of Parent or Purchaser.

                    2.2.4. Financial Capacity. Parent has obtained commitment letters (copies of which have been provided to Seller), subject to certain conditions set forth therein, for an aggregate of $51 million equity financing, an aggregate of $85 million senior debt financing and an aggregate of $100 million bridge subordinated debt financing. Assuming the accuracy of the representations and warranties of Seller and C&A herein and compliance by Seller and C&A with their covenants contained herein, Parent believes that the conditions to the availability of all such financing will be satisfied prior to the Closing and Parent will use reasonable efforts so to obtain such financing.

               2.3. Certain Limitations on Representations and Warranties. (a) Each of the parties is a sophisticated legal entity that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the parties hereby acknowledges that (i) there are no representations or warranties by or on behalf of any party hereto or any of its respective Affiliates or representatives other than those expressly set forth in this Agreement and (ii) the parties' respective rights, obligations and remedies with respect to this Agreement and the events giving rise thereto will be solely and exclusively as set forth in the Transaction Documents and the Confidentiality Agreement.

                    (b) Any representation and warranty made in this Agreement by Seller will be deemed for all purposes to be qualified by the disclosures made in any Schedule specifically referred to in such representation or warranty and by the information disclosed in any other Schedule if the relevance of such information to such representation and warranty is reasonably apparent on its face. References in this Article to matters "primarily" relating to the Business are to matters which predominantly relate to the Business rather than predominantly to one of either Seller's or any Post-Closing Affiliate's other businesses or to the businesses or operations of Seller or any Post-Closing Affiliate generally.

                                 III. COVENANTS

               3.1. Investigation by Purchaser. (a) Prior to the Closing, upon reasonable notice from Parent (on behalf of itself and Purchaser) to Seller given in accordance with this Agreement, Seller will, and will cause the Company to, afford to the officers, attorneys, accountants or other authorized representatives of Purchaser and Parent reasonable access during normal business hours to the facilities and the books and records of the Company so as to afford Purchaser and Parent a reasonable opportunity to make, at their sole cost and expense, such review, examination and investigation of the Company as Purchaser and Parent may reasonably desire to make, including without limitation a so-called "Phase I" (i.e., documentary review and walk-through site inspection) preliminary environmental evaluation; provided, however, that no borings or other so-called "Phase II" environmental examinations will be performed without Seller's prior written consent, which consent may be given or withheld in Seller's sole discretion. Purchaser and Parent will be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary. Prior to the Closing, Seller will furnish to Parent or Purchaser, or cause to be furnished to Parent or Purchaser, such financial and operating data and other information pertaining to the Company as Parent or Purchaser may reasonably request; provided, however, that nothing in this Agreement will obligate Seller to take actions that would unreasonably disrupt the normal course of business of itself, any Post-Closing Affiliate or the Company, violate the terms of any applicable Law or rules of any national stock exchange applicable to it or its Affiliates or any Contract to which any of them is a party or to which any of them or any of their assets are subject (to the extent described in reasonable detail in response to any request for information specified above) or grant access to any of their proprietary or confidential information not related to the Business.

               (b) Subject to Section 3.2, whether or not the Closing occurs, Parent and Purchaser will, and will cause each of their Affiliates to, treat in confidence all documents, materials and other information (including without limitation information relating to supply and sales agreements and relationships with third persons or entities) disclosed by any other party that is not its Affiliate, whether before, during or after the course of the negotiations leading to the execution of this Agreement or thereafter, including without limitation in its investigation of the other parties and in the preparation of agreements, schedules and other documents relating to the consummation of the transactions contemplated hereby. Prior to the Closing, and in the event that this Agreement is terminated, neither Purchaser, Parent nor any of their Affiliates will, and if the Closing occurs C&A will not and will cause its Affiliates not to, disclose to any third party any confidential information, except as required by Law or rules of any national stock exchange or any Governmental Authority applicable to it or its Affiliates or as Parent or Purchaser determines is required to be disclosed in connection with the financing described in
          Section 2.2.4, subject to Seller's right to review and reasonably object to such disclosure. If this Agreement is terminated, Purchaser, Parent and each of their Affiliates will return to Seller all originals and copies of all non-public documents and materials of the type provided for in this Section 3.1 which have been furnished or made available in connection with this Agreement, and Purchaser and Parent will destroy all notes, analyses, compilations, studies or other documents which contain or otherwise reflect such information.

               3.2. Press Releases. Prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of Parent (in the case of Seller) or Seller (in the case of Purchaser or Parent), which consent will not be unreasonably withheld; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by Law or the rules of any national stock exchange applicable to it or its Affiliates, in which event the party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

               3.3. Regulatory Filings. (a) Within two business days after the date hereof, Parent will, and Seller will cause the ultimate parent entity of Seller to, make such filings, if any, as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Parent will, and Seller will cause the ultimate parent entity of Seller to, file or cause to be filed as promptly as practicable with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") supplemental information, if any, which may be required or requested by the FTC or the DOJ pursuant to the HSR Act. To the extent required by Law, Seller will make, or cause any of its Affiliates to make, such filings and use its reasonable efforts to obtain the governmental approvals and the other consents (if any) referred to in Section 2.1.5, and Purchaser and Parent will each make such filings and use their respective reasonable efforts to obtain the governmental approvals and the other consents (if any) referred to in
          Section 2.2.3. All filings referred to in this Section 3.3(a) will comply in all material respects with the requirements of the respective Laws pursuant to which they are made.

               (b) Without limiting the generality or effect of Section 3.3(a), each of the parties will (i) use their respective reasonable efforts to comply as expeditiously as possible with all lawful requests of Governmental Entities for additional information and documents pursuant to the HSR Act, if applicable, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior consent of each of the other parties hereto, and (iii) cooperate with each other and use reasonable efforts to cause the lifting or removal of any temporary restraining order, preliminary injunction or other judicial or administrative order which may be entered into in connection with the transactions contemplated by this Agreement, including without limitation the execution, delivery and performance by the appropriate entity of such divestiture agreements or other actions, as the case may be, as may be necessary to secure the expiration or termination of the applicable waiting periods under the HSR Act or the removal, dissolution, stay or dismissal of any temporary restraining order, preliminary injunction or other judicial or administrative order which prevents the consummation of the transactions contemplated hereby or requires as a condition thereto that all or any part of the Business be held separate and, prior to or after the Closing, pursue the underlying litigation or administrative proceeding diligently and in good faith.

               3.4. Injunctions. Without limiting the generality or effect of any provision of Section 3.3 or Article IV, if any Governmental Entity having jurisdiction over any party issues or otherwise promulgates any injunction, decree or similar order prior to the Closing which prohibits the consummation of the transactions contemplated hereby, the parties will use their respective reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith.

               3.5. Operation of the Business. Except in connection with or as a result of any matter listed or described on Schedule 3.5, as expressly contemplated herein or as otherwise consented to by Parent (on behalf of itself and Purchaser) in writing, prior to the Closing, Seller will cause the Company to:

                    (a) Use reasonable efforts to keep the Business intact
               (including without limitation relationships with customers, employees, suppliers and others) and not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of business of the Business as presently conducted, and use reasonable efforts to maintain the goodwill associated with the Business; provided, however, that nothing in this Agreement or otherwise will prohibit or restrict the Company from (i) paying or prepaying any indebtedness for borrowed money or any intercompany obligation, (ii) paying any cash dividend or other distribution of cash or cash equivalent items, or (iii) repurchasing for cash any capital stock;

                    (b) Continue existing practices relating to maintenance of the assets owned, leased or otherwise held by the Company for use in the Business ("Assets") in good repair, ordinary wear and tear excepted, and continue to make capital expenditures substantially in accordance with budgets delivered to Purchaser;

                    (c) Authorize and approve the capital expenditures to be made by the Company described on Schedule 3.5(c);

                    (d) Not purchase, sell, lease or dispose of, or enter into any Contract for the purchase, sale, lease or disposition of, or subject to Lien, any of the Assets other than (i) Products or
               (ii) in the ordinary course of business of the Business;

                    (e) Not adopt or make any amendment to any Employee Plan or increase the general rates of compensation of Employees, except
               (i) as required by Law or (ii) pursuant to any Contract listed on
               Schedule 2.1.14;

                    (f) Not enter into, amend, modify or cancel any Contract
               listed or required to be listed on Schedule 2.1.14, except in the ordinary course of business consistent with past practice;

                    (g) Not incur indebtedness for borrowed money, or assume,
               guarantee, endorse or otherwise become responsible for the obligations of any other person or entity, or make loans or advances to any person or entity (other than advances to Employees in the ordinary course of business consistent with past practice reflected on the Company's books and records);

                    (h) Not enter into any joint venture, partnership or similar arrangement;

                    (i)  Not amend its Certificate of Incorporation or By-
               Laws;

                    (j) Not dispose of, permit to lapse or otherwise fail to
               preserve any of its Intellectual Property or other similar rights, dispose of or permit to lapse any material Permit, or dispose of or disclose to any person or entity other than an authorized representative of Purchaser, any trade secret (except for such of the foregoing as may occur by operation of Law or the terms of any of the foregoing); or

                    (k) Not enter into a Contract to do any of the foregoing
               (other than as may be required by Sections 3.5(a), (b) or (c)).

               3.6. Satisfaction of Conditions. Without limiting the generality or effect of any provision of Article IV, prior to the Closing, each of the parties hereto will use its respective reasonable efforts with due diligence and in good faith to satisfy promptly all conditions required hereby to be satisfied by such party in order to expedite the consummation of the transactions contemplated hereby.

               3.7. Negotiations With Others. From the date hereof until the termination of this Agreement in accordance with its terms or the Closing, C&A and its Affiliates will not, and will cause its and their respective officers, directors, investment bankers, attorneys, accountants and other agents not to: (i) initiate, solicit (including by way of furnishing information) or accept, any offer or proposal which constitutes, an Alternative Proposal or (ii) in the event of an unsolicited Alternative Proposal, engage in substantive discussions or negotiations, or enter into any Contract, with, or furnish information to, any Person relating to any Alternative Proposal. All such negotiations prior to the date hereof have been terminated. For purposes of this Agreement, "Alternative Proposal" means any proposal or offer from any Person relating to any acquisition or purchase of all or substantially all of the assets or common stock of the Company or any merger, consolidation, business combination or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

               3.8. Certain Additional Covenants. (a) Seller will, and will cause the management of the Company to, upon reasonable request, meet with Purchaser during normal business hours at C&A's or the Company's principal executive offices to discuss the general status of the ongoing operations of the Company, and

          Seller will notify Purchaser (i) of any emergency or change in the normal conduct of the Business and (ii) of any event, occurrence, fact, condition, change or effect that constitutes a breach of any representation, warranty or covenant of C&A or Seller hereunder of which, to the Knowledge of Seller, Purchaser or Parent does not also have Knowledge (other than any of the foregoing occurring after the date hereof and not constituting a breach of Seller's or C&A's covenants in this Agreement); provided, however, that for purposes of the rights and obligations of the parties, any supplemental or amended disclosure by Seller will not be deemed to have been disclosed unless so agreed in writing by Purchaser, or to preclude Purchaser from (i) seeking a remedy in damages for losses incurred as a result of the omission of such supplemented or amended disclosure, subject to the limitations set forth in Section 5.2 or (ii) terminating this Agreement if such supplemented or amended disclosure causes or reveals the failure of any condition to Purchaser's obligation to close.

                    (b) Purchaser will notify Seller prior to the Closing if Purchaser obtains Knowledge of any breach of any representation, warranty or covenant of Seller or C&A hereunder of which, to the Knowledge of Purchaser, Seller or C&A does not also have Knowledge.

                    (c) C&A and Seller will use reasonable efforts to have Arthur Andersen, L.L.P. consent to Purchaser's use of the audited financial statements included in the Financial Statements as may be required by applicable Law in the disclosure documents relating to Purchaser's contemplated financing.

               3.9. Efforts to Consummate. Subject to the terms and conditions herein provided, each of C&A and Seller, on the one hand, and Parent and Purchaser, on the other hand, will use reasonable efforts to take or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing. C&A and Seller will, at their sole expense, cause to be included in the assets and properties of the Company prior to the Closing all assets, properties, permits, authorizations, rights and related obligations which are being used or held for use primarily or exclusively by the Company (whether or not such assets, properties, permits, authorizations, rights and related obligations are presently owned or held by the Company), all on terms and conditions, and pursuant to documentation, reasonably acceptable to Purchaser.

               3.10. Resignations. Prior to the Closing, upon Purchaser's specific request, Seller will cause to resign or to be removed from office such officers and directors of Floorcoverings US or Floorcoverings UK whose full-time employment is not in the Business.

                                 IV. THE CLOSING

               4.1. Conditions Precedent to Obligations of Purchaser, Parent and Seller. The obligations of each of Purchaser, Parent and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of the conditions that there shall not have been entered a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree in any jurisdiction, the effect of which prohibits the Closing. The foregoing conditions may be waived
          (i) insofar as it is a condition to the obligations of Purchaser or Parent, by Parent (without the joinder of Purchaser) at its option and
          (ii) insofar as it is a condition to the obligations of Seller, by Seller at its option.

               4.2. Additional Conditions Precedent to Obligations of Purchaser and Parent. The obligations of Purchaser and Parent under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived at the option of Parent (without the joinder of Purchaser):

               4.2.1. No Material Misrepresentation or Breach. There shall have been no material breach by Seller in the performance of any of the covenants herein to be performed by it in whole or in part prior to the Closing, and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and C&A shall have delivered to Purchaser a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers to the foregoing effect (it being understood that where any such representation or warranty already includes a Material Adverse Effect or other materiality exception, no further materiality exception is to be permitted by this Section);

               4.2.2. Transfer Documents, Etc. Seller shall have delivered or caused to be delivered to Purchaser the certificates representing the Shares, and certificates representing all shares of capital stock of Floorcoverings UK not owned by Floorcoverings US, which certificates shall have been duly endorsed for transfer or accompanied by duly executed stock powers, with (if applicable) any required tax stamps affixed thereto. In addition, at the Closing, Seller shall have delivered to Purchaser duly signed resignations, effective immediately after the Closing, of all officers and directors of Floorcoverings US and Floorcoverings UK whose full-time employment is not in the Business, or shall have taken such other action as is necessary to remove such persons as officers or directors of Floorcoverings US and Floorcoverings UK after the Closing;

               4.2.3. No Material Adverse Change. Since January 27, 1996, nothing shall have occurred (and the Purchaser or Parent shall have become aware of no facts or conditions not previously known), including as a result of any Legal Proceedings commenced after the date hereof (and not disclosed on any Schedule hereto), which the Purchaser or Parent shall reasonably determine could have a material adverse effect on the business, property, assets, nature of assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Company or the Business, after giving effect to the transactions contemplated hereby;

               4.2.4. No Market Change. (i) Trading in securities generally on the New York or American Stock Exchange shall not have been suspended; minimum or maximum prices shall not have been established on any such exchange; (ii) a banking moratorium shall not have been declared by New York or United States authorities; and (iii) there shall not have been (x) an outbreak or escalation of hostilities between the United States and any foreign power, or (y) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (z) any material change in the general financial markets of the United States which, in each case, in the reasonable judgment of the Parent or Purchaser, would materially and adversely affect the ability to sell or syndicate loans of a nature similar to the financing contemplated by Section 2.2.4; and

               4.2.5. Other Documents. C&A shall have duly executed and delivered to Purchaser a Management Services Agreement in substantially the form of Schedule 4.2.5(a) (the "MSA"), a Tradename Agreement in substantially the form of Schedule 4.2.5(b) (the "TNA"), a Noncompetition Agreement in substantially the form of Schedule 4.2.5(c) (the "NCA") and shall have delivered an opinion of Jones, Day, Reavis & Pogue, counsel to C&A and Seller, substantially to the effect set forth in Schedule 4.2.5(e).

               4.3. Additional Conditions Precedent to Obligations of Seller and C&A. The obligations of Seller and C&A under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived at the option of Seller.

               4.3.1. No Material Misrepresentation or Breach. There shall have been no material breach by either Purchaser or Parent in the performance of any of the covenants herein to be performed by either of them in whole or in part prior to the Closing, and the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, except for representations or warranties made as of a specified date, which shall be true and correct in all material respects as of the specified date, and each of Purchaser and Parent shall have delivered to Seller a certificate certifying each of the foregoing, dated the Closing Date and signed by one of its executive officers to the foregoing effect (it being understood that where any such representation or warranty already includes a Material Adverse Effect or other materiality exception, no further materiality exception is to be permitted by this Section);

               4.3.2. Estimated Purchase Price. Purchaser shall have delivered to Seller in the manner specified in Section 1.2 an amount equal to the Estimated Purchase Price; and

               4.3.3. Other Documents. Purchaser shall have caused the Company to have duly executed and delivered to C&A the MSA, the TNA and the NCA and shall have delivered an opinion of McGuire, Woods, Battle & Boothe, L.L.P., counsel to Parent and Purchaser, substantially to the effect set forth in Schedule 4.3.3.

               4.4. The Closing. (a) Subject to the fulfillment or waiver of the conditions precedent specified in Sections 4.1, 4.2 and 4.3, the consummation of the purchase and sale of the Shares contemplated hereby (the "Closing") will take place on January 31, 1997 or such other date as provided herein (the "Closing Date"). The Closing will take place at 10:00 A.M., Eastern Time, at the offices of Jones, Day, Reavis & Pogue at 599 Lexington Avenue, New York, New York 10022.

               (b) Subject to Section 4.5(b), if the Closing has not occurred by the date specified in Section 4.4(a), then the Closing Date will be extended to the earlier of (a) the second business day after the conditions set forth in Section 4.1 have been satisfied and (b) such other date, on or prior to the Drop Dead Date, to which Parent (on behalf of itself and Purchaser) and Seller mutually agree.

               4.5. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

                    (a) By the mutual written consent of Parent (without the joinder of Purchaser) and Seller;

                    (b) By either Parent (without the joinder of Purchaser) or
               Seller if the Closing shall not have occurred on or before the later of the following dates (the "Drop Dead Date"): (i) January 31, 1997 and (ii) if Purchaser certifies that it is continuing to pursue the consummation of the Closing in good faith, such other date not later than February 17, 1997 as Purchaser may designate; provided that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled before Closing; or

                    (c) By either Parent (without the joinder of Purchaser) or
               Seller if there shall have been entered a final, nonappealable order or injunction of any Governmental Entity restraining or prohibiting the consummation of the transactions contemplated hereby or any material part thereof.

          In the event of the termination of this Agreement under this Section 4.5, each party hereto will pay all of its own fees and expenses. There will be no further liability hereunder on the part of any party hereto if this Agreement is so terminated, except under Section 3.1(b) or by reason of a breach of any covenant or representation contained in this Agreement, including without limitation the covenants contained in Sections 3.3, 3.4 and 3.7.

                         V. SURVIVAL AND INDEMNIFICATION

               5.1. Survival of Representations, Warranties and Covenants. (a) Each of the representations and warranties contained in Article II will survive the Closing and remain in full force and effect until the last day of the fifteenth full month after the Closing Date, except that (i) the representations and warranties set forth in Section
          2.1.17 will survive the Closing and remain in full force and effect until the third anniversary of the Closing Date, (ii) the representation and warranty in Section 2.1.22 will survive the Closing and remain in full force and effect until the second anniversary of the Closing Date, and (iii) the representations and warranties set forth in Sections 2.1.1(a), 2.1.2, 2.1.4, 2.1.15, 2.1.16, 2.1.21,
          2.2.1 and 2.2.2 will survive the Closing and remain in full force and effect until the expiration of the statute of limitations, if any. Any claim for indemnification with respect to any of such matters which is not asserted by a notice given as herein provided specifically identifying the particular breach underlying such claim (whether or not the Indemnifiable Loss has been actually incurred as of the date of such notice) and the facts and Indemnifiable Loss relating thereto (to the extent reasonably determinable as of the date of such notice), within such specified periods of survival may not be pursued and is hereby irrevocably waived.

               (b) The covenants contained in Sections 3.1(b), 3.3(b) 3.4 and 3.8(c), in this Article V and in Articles I, VI and VII (the "Post-Closing Covenants") will survive the Closing and remain in effect indefinitely unless a specified period is otherwise set forth in this Agreement (in which event such specified period will control). All other covenants contained in this Agreement will terminate, without further action, upon the occurrence of the Closing, with the result that any claim for an alleged breach of any such covenant may not be pursued and is hereby irrevocably waived.

               5.2. Limitations on Liability. (a) For purposes of this Agreement, (i) "Indemnity Payment" means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) "Indemnitee" means any person or entity entitled to indemnification under this Agreement, (iii) "Indemnifying Party" means any person or entity required to provide indemnification under this Agreement, (iv) "Indemnifiable Losses" means any and all claims, demands, actions, suits or proceedings (by any person or entity, including without limitation any Governmental Entity), settlements and compromises relating thereto and reasonable attorneys' fees and expenses in connection therewith or in enforcing the Indemnifying Party's obligations hereunder, losses, liabilities, costs and expenses, reduced by the amount of insurance proceeds actually received from any person or entity that is not an Affiliate of the Indemnitee, and (v) "Third Party Claim" means any claim, demand, action, suit or proceeding made or brought by any person or entity who or which is not a party to this Agreement or an Affiliate of a party to this Agreement.

               (b) Notwithstanding any other provision in this Agreement or of any applicable Law:

                    (i) No Indemnitee will be entitled to indemnification by an Indemnifying Party under Section 5.3(a)(i) or otherwise in respect of any breach or alleged breach of any representation or warranty contained in Sections 2.1.1(b) (second sentence only), 2.1.5 (as applied to filing or approval requirements under Laws only), 2.1.8, 2.1.17 or 2.1.13 (but with respect to Section 2.1.13, only as to Legal Proceedings commenced during the period from the date of this Agreement to and including the Closing Date and insofar as the Indemnifiable Losses relating to, resulting from or arising out of such Legal Proceeding relate to, result from or arise out of non-compliance with any Law (including without limitation any Environmental Law) and the existence of which proceedings do not constitute a breach of this Agreement as of the date hereof), unless the aggregate amount of Indemnifiable Losses incurred by the Indemnitee in respect of any individual event or occurrence or series of events or occurrences arising out of a common nucleus of operative facts, giving rise to such Indemnifiable Losses exceeds $100,000, in which event the Indemnitee will be entitled to pursue such claim to the full amount of its Indemnifiable Losses relating thereto.

                    (ii) No Indemnitee will be entitled to indemnification by an
               Indemnifying Party under Section 5.3(a)(i) or 5.3(b)(i) or otherwise in respect of any breach or alleged breach of any representation or warranty contained in

               Article II insofar as such representation or warranty is qualified by a Material Adverse Effect or other materiality exception unless the aggregate amount of Indemnifiable Losses incurred by the Indemnitee in respect of any individual event or occurrence or series of related events or occurrences arising out of a common nucleus of operative facts, giving rise to such Indemnifiable Losses exceeds $25,000, in which event the Indemnitee will be entitled to pursue such claim to the full amount of its Indemnifiable Losses relating thereto. Notwithstanding the foregoing, any claim which arises out of a matter which is within the scope of the representations and warranties referred to in Section 5.2(b)(i) is subject to the limitations set forth in Section 5.2(b)(i) and not in this
               Section 5.2(b)(ii).

                  (iii) No Indemnitee will be entitled to indemnification by an
               Indemnifying Party under Sections 5.3(a)(i) (except for a claim for breach of Sections 2.1.1(a), 2.1.2, 2.1.4 or 2.1.21) or
               Section 5.3(b)(i) unless and until the aggregate amount of claims which may be asserted for Indemnifiable Losses under Section 5.3(a)(i) or Section 5.3(b)(i), as the case may be, exceeds $2,000,000, and then only to the extent of the excess.

               (c) Notwithstanding any other provision of this Agreement, the indemnification obligations of C&A and Seller, collectively, under
          Section 5.3(a)(i) (except for a claim for breach of Sections 2.1.1(a), 2.1.2 or 2.1.4) or of Purchaser, Parent and the Company, collectively, under Section 5.3(b)(i) will not exceed $66.7 million.

               (d) As between any Seller and any Seller Affiliate, on the one hand, and Purchaser, Parent or any Affiliate thereof, on the other hand, the rights and obligations set forth in this Article V will be the sole and exclusive remedies for breach of this Agreement.

               5.3. Indemnification. (a) Subject to Sections 5.1, 5.2 and 5.4, each of C&A and Seller will jointly and severally indemnify, defend and hold harmless Parent, Purchaser and their respective Affiliates and their respective directors, officers, partners, shareholders, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                    (i) Any breach by C&A or Seller of any of the
               representations or warranties of C&A or Seller contained in this Agreement (without giving effect to any Material Adverse Effect or other materiality limitations therein or exception thereto other than the Material Adverse Effect or other materiality limitations or exceptions in Section 2.1.22 and, to the extent relating to, resulting from or arising out of any matter which is the subject of Section 2.1.22,
               Section 2.1.18);

                   (ii) Any breach by C&A or Seller of any Post-Closing Covenant of C&A or Seller contained in this Agreement;

                  (iii) Any controlled group liability under (A) Title IV of
               ERISA, (B) Section 302 of ERISA, (C) Sections 412 and 4971 of the Code, (D) continuation coverage requirements of Sections 601, et seq. of ERISA and Section 4980B of the Code, and (E) corresponding or similar provisions of foreign Laws, other than such liabilities that arise solely out of, or relate solely to, Employees or Former Employees; and

                   (iv) The ownership, conduct, condition or Transfer (including without limitation any Taxes associated therewith, related thereto or arising therefrom) of the entity previously owned by Floorcoverings UK that was engaged in the wallcoverings business, or the business conducted by such entity.

               (b) Subject to Sections 5.1, 5.2 and 5.4, each of Purchaser and Parent will, and, if the Closing occurs, will cause the Company to, jointly and severally indemnify, defend and hold harmless C&A, Seller and each Post-Closing Affiliate and their respective directors, officers, partners, shareholders, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of:

                    (i) Any breach by Purchaser or Parent of any of the
               representations or warranties of Purchaser or Parent contained in this Agreement (without giving effect to any Material Adverse Effect or other materiality limitation therein or exception thereto);

                   (ii) Any breach by Purchaser or Parent of any Post-Closing Covenant of Purchaser or Parent contained in this Agreement;

                  (iii) Any Assumed Push-Down Liabilities (provided, however, that Purchaser and Parent's liability hereunder will not exceed the Maximum APD Liability Amount).

               (c) Certain Litigation. Notwithstanding any other provision of this Agreement, C&A and Seller will jointly and severally indemnify, defend and hold harmless Parent, Purchaser and their respective Affiliates and their respective directors, officers, partners, shareholders, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against, all Indemnifiable Losses relating to, resulting from or arising out of the claims set forth in Schedule 5.3(c) (the "Retained

          Claims"). Seller will retain or assume the defense of all Retained Claims, which shall be treated by all parties hereto as Third Party Claims under Section 5.4, provided that the last two sentences of
          Section 5.4(b) will not be applicable to any Retained Claims. Purchaser will cause the Company to deliver to Seller at the Closing a power of attorney to enable C&A to prosecute, defend, compromise or settle any Retained Claim in such form as C&A or Seller may reasonably request, subject to the terms hereof. Without limiting the generality of Section 5.4(c), Seller will be entitled to any recovery, settlement, rebate or other payment relating to, resulting from or arising out of the Retained Claims. Purchaser will, and will cause the Company and its employees to, cooperate in the defense and prosecution of Third Party Claims, so long as such cooperation does not unreasonably disrupt or interfere with its requirements or any of its or its Affiliates' operations or services.

               5.4. Defense of Claims. (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnitee will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense.

               (b) If, within ten calendar days after giving notice of a Third Party Claim to an Indemnifying Party pursuant to Section 5.4(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 5.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith. Without the prior written consent of the

          Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnitee or does not include an unconditional release of all Indemnified Parties. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement offer.

               (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after the Indemnitee becomes aware of such Direct Claim. Such notice by the Indemnitee will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

               (d) A failure to give timely notice or to include any specified information in any notice as provided in Sections 5.4(a), 5.4(b) or 5.4(c) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

               (e) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment to the Indemnitee, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement, rebate or other payment by or against any other person or entity, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any Indemnity Payment the Indemnifying Party will, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third person or entity that is not an Affiliate of the Indemnitee in respect of the Indemnifiable Loss to which the Indemnity Payment relates; provided, however, that (i) the Indemnifying Party shall then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third person or entity on account of said Indemnity Payment will be subrogated and subordinated in right of payment to the Indemnitee's rights against such third person or entity. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                        VI. OTHER POST-CLOSING COVENANTS

               6.1. Personnel Matters.

               6.1.1. Employees and Employee Benefit Plans. (a) Purchaser will, and will cause the Company to, indemnify C&A and each of its Affiliates for any Indemnifiable Loss relating to, resulting from or arising out of any change in employee plan benefits or levels of compensation following the Closing Date from those existing on the date hereof, or any liability or obligation to any Employee in the event that Purchaser or the Company terminates the employment of any person who is an Employee as of the Closing Date. Notwithstanding the foregoing, in the event that the employment with the Company of any of the Employees listed on Schedule 6.1.1(a) is terminated by the Company not later than 90 calendar days after the Closing, Seller will reimburse the Company for severance payments due to such Employees and made by the Company, provided that such obligation will not, as to any such Employee, exceed the maximum amount due to any such Employee pursuant to the terms of any Contract or Employee Plan applicable thereto as in effect immediately prior to the Closing.

               (b) Purchaser agrees that, under any employee benefit plan made available or established after the Closing, Employees will receive credit for their years of service with Seller, any Post-Closing Affiliate or the Company prior to the Closing in determining eligibility and vesting thereunder, and in determining the amount of benefits under any applicable sick leave, vacation or severance plan. Purchaser will, or will cause one of its Affiliates to, cover Employees and Former Employees as of the Closing under a group health plan and waive any preexisting condition limitations applicable to

          Employees or Former Employees under any group health plan made available to Employees or Former Employees to the extent that an Employee's or Former Employee's condition would not have operated as a preexisting condition limitation under any applicable group health plan, and Purchaser will, or will cause one of its Affiliates to, take all action necessary to ensure that Employees and Former Employees are given full credit for all co-payments and deductibles incurred under any group health plan for the plan year that includes the Closing Date.

               6.1.2. Assumption of Obligations. (a) Effective as of the Closing, Purchaser will, or will cause one of its Affiliates to, assume and be solely responsible for all liabilities and obligations of any of Seller, each Post-Closing Affiliate or the Company arising at any time and relating to the employment or termination of employment of any Employee or Former Employee, except to the extent that any of such liabilities or obligations are expressly retained by any Seller or any Post-Closing Affiliate pursuant to this Section 6.1.

               (b) Except as provided in Section 6.1.3 and in clause (z) in the next sentence, effective as of the Closing, Purchaser will, or will cause one of its Affiliates to, assume and be solely responsible for all liabilities and obligations of either Seller or any Post-Closing Affiliate with respect to Employees and Former Employees under any Employee Plan and Seller and each Post-Closing Affiliate will be relieved of all liabilities and obligations with respect to such Employee Plans (except for claims for medical or dental, or accident and sickness benefits that in either case are incurred but not reported or paid as of the Closing). The liabilities and obligations assumed by Purchaser and all of its Affiliates pursuant to this
          Section 6.1.2(b) include without limitation (i) any liability or obligation relating to (x) short-term and long-term disability benefits, (y) group medical benefits, and (z) retiree health and life insurance benefits (but in the case of such retireee benefits only for the Former Employees identified in Schedule 6.1.2(a) and for Employees and Former Employees who retire from the Company after July 30, 1996 who are eligible for such benefits); including in each case any claims for disability, medical, health and life insurance benefits incurred prior to the Closing (but excluding claims for medical or dental, or accident and sickness benefits that in either case are incurred but not reported or paid as of the Closing); and (ii) any liability or obligation to provide such Employees and Former Employees and their qualified beneficiaries with continuation coverage (within the meaning of Section 4980B(f)(2) of the Code) under each Employee Plan that is a group health plan, and any liability or obligation relating to such coverage, including without limitation any liability or obligation to provide such Employees and Former Employees with the notice required under Section 4980B(f)(6) of the Code with respect to qualifying events that occur as a result of the Transfer of the Assets. Notwithstanding the foregoing, neither Purchaser nor any of its Affiliates will assume any liabilities or obligations with respect to Seller's cafeteria plan arrangement arising out of any failure of Seller to set forth the terms of such plan in a written plan document.

               6.1.3. Retirement Plans. As of the Closing, Seller will cause Employees to fully vest in their accrued benefits under the Collins & Aikman Corporation Employees' Profit Sharing and Personal Savings Plan, the Collins & Aikman Corporation Salaried Employees' Pension Account Plan and the Collins & Aikman Corporation Hourly Employees' Pension Account Plan (the "Retirement Plans"). Neither Purchaser nor any of its Affiliates will assume any liabilities or obligations with respect to the Retirement Plans, which will be retained by Seller. As soon as practicable after the Closing, to the extent permitted by Law and the terms of the Retirement Plans, Seller will permit distributions to Employees of their vested benefits under the Retirement Plans. With respect to Retirement Plans from which distributions may be made, Purchaser will, or will cause one of its Affiliates to, take all action necessary to cause one or more qualified retirement plans maintained by Purchaser or any one of its Affiliates to accept an eligible rollover distribution (within the meaning of Section 402(f)(2) of the Code) of the amounts distributed from the Retirement Plans to each Employee who shall become an employee of Purchaser's affiliated group and a rollover contribution (within the meaning of Section 408(d)(3) of the Code) with respect to such amounts. To the extent distributions are not permitted under Law, the Purchaser and Seller will take such mutually agreed upon action with respect to Employees' plan accounts, whether that be a spin-off, trustee-to-trustee transfer to a plan maintained by Purchaser or any of its Affiliates, or retention in the Retirement Plans for eventual distribution pursuant to the terms of such plan.

               6.1.4. Employment and Plan Amendments or Terminations. Except as provided in Section 6.1.1, no provision of this Section 6.1 will limit Purchaser's or any of its Affiliates' right and authority to discontinue, suspend or modify the employment of any Employee or benefits provided to any or all Employees or Former Employees after the Closing; provided, however, that in the event of any such discontinuance, suspension or modification Purchaser will, or will cause one of its Affiliates to, remain liable for all Employee Plan and other employee benefit liabilities or obligations assumed pursuant to this Agreement and will indemnify, defend and hold harmless Seller, each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses they may suffer or incur as a result thereof. Neither Seller nor any Post-Closing Affiliate will be liable for any liability or obligation that may arise from the amendment or termination by Purchaser or any of its Affiliates of any employee benefit plan assumed, established or continued by Purchaser or any of its Affiliates under this Section 6.1.

               6.1.5. Transitional Matters. Each of Seller and Purchaser will use its respective reasonable efforts to cooperate to (a) transfer to Purchaser or any of its Affiliates any insurance and administrative services contracts that Purchaser wishes to continue with respect to any Employee Plan that Purchaser or any of its Affiliates is assuming or continuing pursuant to this Agreement and (b) cause any insurance carrier administering workers' compensation and other employee benefit liabilities or obligations assumed by Purchaser or any of its Affiliates to deal directly with Purchaser or such Affiliate.

               6.1.6. Employee Information. Each of Seller and Purchaser will provide the other, in a timely manner, any information with respect to any Employee's or Former Employee's employment with and compensation from Seller, any Post-Closing Affiliate or Purchaser or any of its Affiliates, as the case may be, or rights or benefits under any employee benefit plan which the other party hereto may reasonably request.

               6.2. General Post-Closing Matters.

               6.2.1. Post-Closing Notifications. Purchaser and Seller will, and each will cause its respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any antitrust, trade competition, investment, control or other Law of any Governmental Entity having jurisdiction over the Business.

               6.2.2. Company Name. C&A will cause Seller to change its corporate name after the Closing to delete therefrom the words "Floor Coverings."

               6.2.3. Access. (a) On the Closing Date, or as soon thereafter as practicable, and in no event later than 30 calendar days after the Closing Date, Seller will deliver or cause to be delivered to Purchaser all original agreements, documents, books, records, including without limitation Employee records and records relating to obligations of the Company to Employees under Employee Plans retained or assumed by the Purchaser or the Company hereunder, and files primarily relating to the Business or the Company (collectively, "Records") in the possession of Seller or any Post-Closing Affiliate to the extent not in the possession of the Company or Purchaser, subject to the following exceptions:

                    (i) Purchaser recognizes that certain Records may contain
               only incidental information relating to the Company or may primarily relate to the Seller or any Post-Closing Affiliate, or the businesses of the Seller or any Post-Closing Affiliate other than the Business, and Seller and its Post-Closing Affiliates may retain such Records and Seller may deliver appropriately excised copies of such Records;

                   (ii) Seller and each Post-Closing Affiliate may retain any
               Tax Returns so long as true and complete copies of the portions thereof relating to the Business are delivered to Purchaser at or before the Closing or made available to the Purchaser following the Closing; and

                  (iii) Seller and each Post-Closing Affiliate may retain
               privileged Records and Records relating to the Retained Claims.

          After the Closing, each party will, and will cause its Affiliates to, retain all Records (except those Records referred to in Section 6.2.3(a)(i) and (ii)) required to be retained pursuant to obligations imposed by any applicable Law. Except as provided in the immediately preceding sentence, each party will, and will cause its Affiliates to, retain all Records for a period of seven years after the Closing Date. After the end of such seven-year period, before disposing, or permitting its Affiliates to dispose, of any such Records, each party will, and will cause its Affiliates to, give notice to such effect to the other party and give the other party at its cost and expense an opportunity to remove and retain all or any part of such Records as the other party may elect.

               (b) After the Closing, upon reasonable notice, each party hereto will give, or cause to be given, to the representatives, employees, counsel and accountants of the other parties hereto access, during normal business hours, to Records relating to periods prior to or including the Closing, and will permit such persons to examine and copy such Records to the extent reasonably requested by the other party in connection with tax and financial reporting matters (including, without limitation, any Tax Return relating to state or local real property transfer or gains taxes), audits, legal proceedings (including without limitation those pertaining to Retained Claims), governmental investigations and other business purposes and to make inquiries relating thereto of the relevant personnel; provided, however, that nothing herein will obligate any party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject or grant access to any of its proprietary, confidential or classified information (except to the extent required for purposes of defending or prosecuting any third party Legal Proceedings). Each party will, and will cause its respective Affiliates controlled by it to, provide or make available to the other and the other's respective Affiliates access to employees of Purchaser and the Company for the purposes of, and with the limitations described in, the preceding sentence (including without limitation for the purpose of providing, and preparing to provide, testimony in connection with third party Legal Proceedings).

               6.2.4. Certain Tax Matters. (a) Seller will prepare and file or cause to be prepared and filed all foreign, federal, state and local Income Tax Returns for the Company required to be filed with the appropriate foreign, United States, state and local taxing authorities for any taxable period that ends on or before the Closing Date (each a "Pre-Closing Tax Period"). Seller will prepare and, if required to do so by applicable Law, deliver to Purchaser for signing and filing any Income Tax Returns of the Company with respect to any Pre-Closing Tax Period (including any short period) that have not been filed prior to the Closing Date. Seller will pay all Taxes required to be paid with respect to such Tax Returns.

               (b) Except as otherwise provided in Section 6.2.4(a) or Section 6.2.4(c), Purchaser will prepare and file or cause to be prepared and filed all Tax Returns for the Company that are required to be filed with the appropriate United States, state, local and foreign taxing authorities for all periods as to which such Tax Returns are due after the Closing Date (taking into account all extensions of due dates). Subject to Section 6.2.4(r), Purchaser will pay or cause to be paid all Taxes required to be paid with respect to such Tax Returns.

               (c) With respect to any taxable period that would otherwise include but not end on the Closing Date, to the extent permissible pursuant to applicable Law, Seller will, and Purchaser will cause the Company to, (i) take all steps as are or may be reasonably necessary, including without limitation the filing of elections or returns with applicable taxing authorities, to cause such period to end on the Closing Date or (ii) if clause (i) is inapplicable, report the operations of the Company only for the portion of such period ending on the Closing Date in a combined, consolidated or unitary Tax Return filed by Seller or a Post-Closing Affiliate, notwithstanding that such taxable period does not end on the Closing Date. If clause (ii) applies to a taxable period of the Company, the portion of such taxable period included in such return filed by Seller will be treated as a Pre-Closing Tax Period described in Section 6.2.4(a) and Purchaser will not be responsible for filing such return for such portion of such year pursuant to Section 6.2.4(b), provided that the foregoing will not relieve Purchaser of its obligation under Section 6.2.4(b) to file a Tax Return reporting the operations of the Company for the portion of such taxable period beginning after the Closing Date.

               (d) Purchaser will prepare and deliver, or will cause to be prepared and delivered, within 60 calendar days of receipt of Seller's request therefor, to Seller, Seller's standard international, federal and state Tax Return data gathering packages relating to the Company. Such packages will be prepared on a basis consistent with the prior year's Tax Returns. In addition to providing such packages to Seller, Purchaser will promptly provide or cause to be provided to Seller such other information as Seller may reasonably request in order for the operations of the Company to be properly reported in such Tax Returns.

               (e) C&A and Seller will, jointly and severally, indemnify, defend and hold harmless Purchaser and each Purchaser Affiliate from and against any and all liability for any taxable period as a result of Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) for Taxes of any corporation, other than the Company, which is or has been affiliated with the Seller or C&A Corp.

               (f) Purchaser is eligible to and will make a timely and effective election under Section 338(g) of the Code (and any comparable provision of state or local law) with respect to the purchase of the Shares hereunder. Both Seller and Purchaser are eligible to, and Purchaser will make and Seller will cause C&A Corp. to make, a timely and effective election under Section 338(h)(10) of the Code (and any comparable provision of state or local law) with respect to such purchase (the "Section 338(h)(10) Election").

               (g) At the Closing, Purchaser will deliver to Seller a completed Internal Revenue Service Form 8023A, and the required schedules thereto ("Form 8023A"), providing for the Section 338(h)(10) Election. Provided that the information on such Form 8023A is, in the reasonable determination of Seller, correct and complete in all material respects, Seller will, at the Closing, execute and deliver such Form 8023A to Purchaser. If any changes or supplements are required to the Form 8023A as a result of information that is first available after the Closing, Seller and Purchaser will promptly agree upon and make such changes. Purchaser and Seller (or C&A Corp.) will timely file the Form 8023A, and any required supplements thereto, and will provide written evidence to the other that it has done so.

               (h) Purchaser and Seller agree that neither of them will take, or permit their Affiliates to take, any action to modify or revoke the elections contained in or the content of any Form 8023A without the express written consent of the other party.

               (i) Seller will cause any tax sharing agreements between the Company and Seller or any other Post-Closing Affiliate to be terminated, effective as of the Closing Date, to the extent that any such agreement relates to the Company.

               (j) Seller will pay and indemnify and hold Purchaser and the Company harmless from (i) any and all Taxes arising from the Section 338(h)(10) Election and (ii) any Tax liability, cost, or expense arising out of the failure to pay such Tax. Seller will also pay any state or local Tax (and indemnify and hold Purchaser and the Company harmless against any Tax liability, cost, or expense arising out of any failure to pay such Tax) attributable to any election under state or local law comparable to the election available under Section 338(g) of the Code (or which results from the making of an election under Section 338(g) of the Code) with respect to Purchaser's acquisition of the Company.

               (k) Purchaser and Seller agree to report transactions under this Agreement consistent with the Section 338(h)(10) Election and will take no position contrary thereto unless required to do so pursuant to a final determination by any Taxing authority or judicial proceeding.

               (l) Purchaser and Seller agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for purposes of all Tax Returns and other appropriate documents in a manner consistent with the purchase price allocation to be determined by the parties on or before the Closing Date (if such determination is agreed to prior to the Closing Date) and in accordance with Treasury Regulation Section 1.338(h)(10)-1.

               (m) On or before the Closing Date, Seller agrees to provide Purchaser and the Company with all required clearance certificates or similar documents that may be required by any state, local or other Taxing authority in order, to the extent allowed, to relieve Purchaser of any obligation to withhold any portion of the Purchase Price. If necessary to avoid sales or use Taxes, Seller will, to the extent allowed, provide Purchaser with all appropriate state and local resale certificates.

               (n) Seller will furnish to Purchaser on or before the Closing Date a certification of Seller's non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b).

               (o) Seller, Purchaser and the Company will reasonably cooperate with each other in connection with the preparation and filing of all Tax Returns or any audit examinations for any period, including without limitation the timely furnishing or making available of records, books of account and any other information necessary for the preparation of the Tax Returns.

               (p) (i) With respect to any Tax Return for a Pre-Closing Tax Period, Seller and its duly appointed representatives will have the sole right, at its or their expense, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund; notwithstanding the foregoing, without the express written consent of Purchaser or the Company, which consent will not be unreasonably withheld or delayed, Seller will not file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing the Tax liabilities of the Company or Purchaser.

                    (ii) With respect to any other Tax Return of the Company, Purchaser, the Company and their duly appointed representatives will have the sole right, at the expense of Purchaser or the Company, to supervise or otherwise coordinate any examination process and to negotiate, resolve, settle or contest any asserted Tax deficiencies or assert and prosecute any claims for refund; notwithstanding the foregoing, without the express written consent of Seller, which consent will not be unreasonably withheld or delayed, neither Purchaser nor the Company will file any amended Tax Return, settle any Tax claim or assessment, or surrender any right to claim a refund of Tax, if such action could have the effect of increasing the Tax liabilities of Seller or any Post-Closing Affiliate.

                    (iii) Each party hereto will notify the other within 30 calendar days (unless action is required sooner, then as soon as practicable) of the assertion of any claim or the commencement of any suit, action, proceeding, investigation or audit with respect to the operations of the Company that is the subject of this Section 6.2.4(p), and will provide the other copies (subject to deletion of nonrelevant information) of all correspondence relating to such contest.

               (q) "Income Tax" or "Income Taxes" means all Taxes imposed on, measured by or which require reference to, net or taxable income (including any income, franchise, estimated, alternative, minimum, add-on minimum or other Tax imposed on, measured by or which require reference to, net or taxable income), together with interest and penalties thereon and estimated payments thereof.

               (r) The Seller and C&A will, jointly and severally defend, indemnify and hold harmless the Parent, Purchaser and the Company and their respective directors, officers, employees, agents and representatives (including, without limitation, any predecessor or successor to any of the foregoing) from and against any breach of a covenant contained in this Section 6.2.4 and against the following Taxes and, except as otherwise provided in Section 6.2.4(p), against any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with any such Taxes and in enforcing their rights under this Section 6.2.4: (i) all Taxes imposed on the Company with respect to taxable periods ending before or on the Closing Date and (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company that are allocable, pursuant to Section 6.2.4(t), to the portion of such period ending on the Closing Date.

               (s) Purchaser and Parent will, and, if the Closing occurs, will cause the Company to, jointly and severally indemnify, defend and hold harmless C& A and Seller and each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including, without limitation, any predecessor to any of the foregoing) from and against (i) all Taxes imposed on the Company with respect to taxable periods beginning after the Closing Date and, with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company that are allocable, pursuant to Section 6.2.4(t), to the portion of such period beginning after the Closing Date, and (ii) any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with any such Taxes and in enforcing their rights under this Section 6.2.4.

               (t) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date will be:

                    (i) in the case of Taxes that are either (x) Income Taxes, or (y) imposed in connection with any sale or other transfer or assignment of property, real or personal, tangible or intangible (other than conveyances pursuant to this Agreement, as provided under Section 7.2), deemed equal to the amount that would be payable if the taxable year ended immediately prior to the Closing Date (including the taxable years of organizations in which the Company owns a partnership interest or equity interest) (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account if appropriate for an equitable sharing of such Taxes); and

                    (ii) in the case of Taxes not described in subparagraph (i)
               that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes being determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending immediately prior to the Closing Date and the denominator of which is the number of calendar days in the entire period.

               (u) Any Tax refund (or comparable benefit resulting from a reduction in Tax liability) for a period ending on or before the Closing Date arising out of the carryback of a loss or credit incurred by the Company in a taxable period (or allocable portion thereof) ending after the Closing Date will be the property of the Purchaser and, if received by the Seller or any Post-Closing Affiliate, will be paid over promptly to the Purchaser (including any interest received from or credited thereon by the applicable taxing authority). Any other Tax refund for a period ending on or before the Closing Date or for the allocable portion of a period including the Closing Date will be the property of the Seller. Purchaser will pay or cause the Company to pay to Seller all refunds or credits of Taxes (including any interest received from or credited thereon by the applicable taxing authority) received by Purchaser or any of its Affiliates after the Closing Date and attributable to Taxes paid by Seller, any Post-Closing Affiliate, or the Company. Such payment will be made to Seller promptly after receipt of any such refund from, or allowance of such credit by, the relevant taxing authority. In all other events, any Tax refund will be the property of the Company and paid to the Company.

               (v) For purposes of this Section 6.2.4, Purchaser and Seller will allocate all income, gain, loss, deductions and credits of the Company properly attributable to the Closing Date, but not attributable to the
          Section 338(h)(10) Election, to the day after the Closing Date for all federal, state, local and foreign Tax purposes.

               6.2.5. Insurance. With respect to any loss, liability or damage suffered by the Company after the Closing Date relating to, resulting from or arising out of the conduct of the Business prior to the Closing Date for which Seller or any Post-Closing Affiliate would be entitled to assert, or cause any other person or entity to assert, a claim for recovery under any policy of insurance maintained by Seller or a Post-Closing Affiliate or for the benefit of Seller or the Company, in respect of the Business, products, employees or the Company ("Insurance"), at the request of Purchaser, Seller will use its reasonable efforts to assert, or to assist Purchaser or the Company to assert, one or more claims under such Insurance covering such loss, liability or damage if Purchaser or the Company is not itself entitled to assert such claim, provided that all of Seller's and any Post- Closing Affiliate's out-of-pocket costs and expenses incurred in connection with the foregoing, including without limitation any liability, obligation or expense referred to in the last sentence of this Section 6.2.5, are promptly reimbursed by Purchaser. Seller will be deemed, solely for the purpose of asserting claims for Insurance pursuant to the immediately preceding sentence, to have assumed or retained liability for such loss, liability or damage to the extent of the policy limits of the applicable policy of Insurance; provided, however, that (a) Purchaser's and Parent's obligations under Section 5.3(b) will not be affected by the provisions of this Section 6.2.5 and (b) with respect to any claim made at the request of Purchaser or the Company by Seller or any Seller Affiliate under any Insurance pursuant to this Section 6.2.5, each of Purchaser and Parent will jointly and severally indemnify, defend and hold harmless Seller and each Post-Closing Affiliate and their respective directors, officers, partners, employees, agents and representatives (including without limitation any predecessor or successor of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any deductible, policy limit, obligation, indemnity, reinsurance due to the liquidation or insolvency of the reinsurer, self-insurance retention, premium adjustments resulting from claims made at the request of Purchaser or the Company under this Section 6.2.5 or other like arrangement by which any such entity retains any liability or obligation under any such policy of Insurance or otherwise.

               6.2.6. Receivables. As of the Closing, C&A and Seller will terminate the participation of the Company in the accounts receivables facility operated by a finance subsidiary of C&A for C&A and its affiliates and C&A and Seller will, jointly and severally, indemnify, defend and hold harmless the Company or Purchaser for any Indemnifiable Loss arising out of the Company's participation, or termination of participation, in this facility, provided, however, that the foregoing indemnity obligation will not apply to any loss on the sale of receivables prior to the Closing Date or the collection (or failure to collect) the receivables. C&A and Seller hereby agree that all monies (regardless of any prior discount or loss on sale) collected after the Closing by Seller or any Post-Closing Affiliate of the Seller with respect to receivables attributable to the Company will be paid to the Company within three business days of Seller's or Post-Closing Affiliate's receipt thereof.

               6.2.7. Surety Obligations; Master Contracts. (a) From and after the Closing, Parent and Purchaser will, and will cause the Company to, use reasonable efforts to obtain and have issued replacements for any guarantee, performance bond, letter of credit or other agreement guaranteeing or securing liabilities and obligations (including without limitation in respect of operating or other leases and the surety bonds listed on Schedule 2.1.14) (collectively, "Surety Obligations") relating to the Business or the Company under which the Seller or any Post-Closing Affiliate has any liability to a third party and to obtain any amendments, novations, releases, waivers, consents or approvals necessary to release Seller and each Post-Closing Affiliate party to such Surety Obligations from all liability thereunder relating to the Business or the Company, in each case as promptly as practicable. In the event and for the period that Purchaser and the Company fail to obtain any such replacement, amendment, novation, release, waiver, consent or approval, without limiting the generality of Section 5.3(b), Parent and Purchaser will jointly and severally indemnify, defend, and hold harmless each of Seller and each Post-Closing Affiliate and their respective Affiliates, directors, officers, partners, employees, agents and representatives (including without limitation the predecessors or successors of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any such failure by Purchaser or the Company.

                    (b) From and after the Closing, C&A will, and will cause Seller to, use reasonable efforts to obtain and have issued replacements for any Surety Obligations relating to any business other than the Business or any Post-Closing Affiliate of C&A under which the Company has any liability to a third party and to obtain any amendments, novations, releases, waivers, consents or approvals necessary to release the Company from all liability thereunder relating to any business other than the Business or any Post-Closing Affiliate of C&A, in each case as promptly as practicable. In the event and for the period that C&A or Seller fails to obtain any such replacement, amendment, novation, release, waiver, consent or approval, without limiting the generality of Section 5.3(c), C&A and Seller will jointly and severally indemnify, defend, and hold harmless the Company and its respective Affiliates, directors, officers, partners, employees, agents and representatives (including without limitation the predecessors or successors of any of the foregoing) from and against any Indemnifiable Loss relating to, resulting from or arising out of any such failure by C&A or Seller.

                    (c) To the extent permissible under the terms thereof, C&A will continue to make available to the Company the equipment listed on
          Schedule 6.2.7(c) in accordance with the terms of the related contracts listed thereon (the "Master Contracts"). Purchaser will, and will cause the Company to, reimburse C&A for the Company's proportionate share of C&A's lease and other payments required to be made (other than payments attributable to a default by C&A under a Master Contract unless such default relates to, results from or arises out of any action or failure to take action by a Company under the applicable Master Contract) under any such Master Contracts.

                    6.2.8. Assumed Push-Down Liabilities. Without further action, effective as of the Closing, Floorcoverings US will assume the liabilities of C&A and each of its Post-Closing Affiliates in respect of only the amounts of all Push-Down Liabilities identified as "Assumed Push-Down Liabilities" on Schedule 1.2(a) as of the Closing (the "Assumed Push-Down Liabilities"), provided, however, that the aggregate amount of such Assumed Push-Down Liabilities as of the opening of business on the Closing Date will not exceed the "Maximum Amount of Assumed Push-Down Liabilities" as shown on Schedule 1.2(a) (the "Maximum APD Liability Amount").

                          VII. MISCELLANEOUS PROVISIONS

               7.1. Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

                    (a)  If to Parent or Purchaser, to:

                              CAF Holdings, Inc.
                              230 East High Street
                              Charlottesville, Virginia 22902
                              Facsimile No.: (804) 979-1145
                              Attention: Stephen M. Burns
                         with a copy to:
                              McGuire, Woods, Battle & Boothe, L.L.P.
                              One James Center
                              Richmond, Virginia 23219
                              Facsimile No.: (804) 775-1061
                              Attention: Leslie A. Grandis

                    (b)  If to Seller, to:

                              Collins & Aikman Floor Coverings Group, Inc.
                              701 McCullough Drive
                              Charlotte, North Carolina  28262
                              Facsimile No.: (704) 548-2010
                              Attention: Corporate Counsel

                         with a copy to:

                              Collins & Aikman Products Co.
                              210 Madison Avenue, 6th Floor
                              New York, New York 10016
                              Facsimile No.: (212) 578-1269
                              Attention: Elizabeth R. Philipp, Esq.
                                         Executive Vice President - Law

                         and

                              Jones, Day, Reavis & Pogue
                              599 Lexington Avenue
                              New York, New York 10022
                              Facsimile No.: (212) 755-7306
                              Attention: Robert A. Profusek, Esq.

          or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

               7.2. Expenses. Except as otherwise expressly provided herein, (a) each of Seller and C&A will pay or cause to be paid all expenses incurred by Seller or C&A incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein and (b) each of Parent and Purchaser will pay any expenses incurred by it incident to this Agreement and in preparing to consummate and consummating the transactions provided for herein, including without limitation the fees and expenses of any broker, finder, financial advisor or similar person engaged by such party.

               7.3. Successors and Assigns. (a) Subject to Section 7.3(b), this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegatable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing sentence, Purchaser may assign this Agreement to any lender to Purchaser or any subsidiary of Purchaser as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided however, that no assignment hereunder shall in any way affect Purchaser's or the Company's obligations or liabilities under this Agreement.

               (b) Nothing in this Agreement is intended to limit Purchaser's ability to sell or to Transfer the Shares following the Closing Date provided that such sale or Transfer will not result in a termination of any of Parent's or Purchaser's covenants, duties, responsibilities, obligations or liabilities hereunder, including without limitation under Sections 3.1(b) and Articles V and VI, unless the person or entity acquiring the Shares pursuant to such sale or Transfer assumes all of such covenants, duties, responsibilities, obligations and liabilities in a written instrument reasonably satisfactory to Seller.

               7.4. Waiver. Either Parent (on behalf of itself and Purchaser) or Seller by written notice to the other may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement, (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; provided, however, that neither Parent (on behalf of itself and Purchaser) nor Seller may, without the prior written consent of the other, make or grant such extension of time, waiver of inaccuracies or compliance or waiver or modification of performance with respect to its (or any of its Affiliates') representations, warranties, conditions or covenants hereunder. Except as provided in the immediately preceding sentence, no action taken pursuant to this Agreement will be deemed to constitute a waiver of compliance with any representations, warranties or covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

               7.5. Entire Agreement. This Agreement (including the Schedules hereto) supersedes any other agreement, whether written or oral, that may have been made or entered into by any party or any of their respective Affiliates (or by any director, officer or representative thereof) prior to the date hereof relating to the matters contemplated hereby, other than the confidentiality agreement (the "Confidentiality Agreement"), between Seller or one of its Affiliates and Parent or one of its Affiliates, which will survive the execution, delivery or termination of this Agreement and to which Purchaser agrees to be bound as if it was an original party thereto. This Agreement (together with the Schedules hereto) constitutes the entire agreement by and among the parties hereto and there are no agreements or commitments by or among such parties or their Affiliates except as expressly set forth herein.

               7.6. Amendments, Supplements, Etc. This Agreement may be amended or supplemented at any time by additional written agreements as may mutually be determined by Parent (without the joinder of Purchaser) and Seller to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto.

               7.7. Rights of the Parties. Except as provided in Article V or in Sections 6.2.4 and 7.3, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties hereto and their respective Affiliates any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

               7.8. Further Assurances. From time to time, whether at or after the Closing as and when requested by either Parent (on behalf of itself and Purchaser) or C&A on behalf of itself and Seller, the other will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary or otherwise reasonably requested by Purchaser or C&A to consummate the transactions contemplated by this Agreement or otherwise to carry out the intent and purpose of this Agreement and to assure that the Company holds all of the assets, properties, permits, authorizations, rights and related obligations used or held for use primarily or exclusively in the Business, including without limitation the proper filing, registration or recordation of such documents and instruments.

               7.9. Applicable Law; Jurisdiction. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive Laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

               7.10. Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

               7.11. Certain Interpretive Matters and Definitions. (a) Unless the context otherwise requires, (i) all references to Sections or Schedules are to Sections or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it,
          (iii) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (iv) "or" is disjunctive but not necessarily exclusive, (v) words in the singular include the plural and vice versa, (vi) the terms "subsidiary" and "Affiliate" have the meanings given to those terms in Rule 12b-2 of Regulation 12B under the Securities Exchange Act of 1934, as amended,
          (vii) all references to "$" or dollar amounts will be to lawful currency of the United States of America, and (viii) "Knowledge of Seller" means solely to the actual knowledge of the persons listed on Schedule 7.11(a), and (ix) "Knowledge of Purchaser" means solely to the actual Knowledge of the persons is listed on Schedule 7.11(b).

               (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

               (c) Seller's obligations to Employees and other third parties (other than Parent, Purchaser and the Company) will be deemed closed out for purposes of calculating any amounts owed by C&A or any of its Affiliates to any such third party as of the date of the final determination of the Actual Net Working Capital Amount pursuant to
          Section 1.3

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                            COLLINS & AIKMAN PRODUCTS CO.

                                            By: /s/    J. Michael Stepp
                                               ---------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------

                                            COLLINS & AIKMAN FLOOR
                                             COVERINGS GROUP, INC.

                                            By: /s/   Neoraj Mital
                                               ---------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------

                                            COLLINS & AIKMAN
                                             FLOOR COVERINGS, INC.

                                            By: /s/    J. Michael Stepp
                                               ---------------------------------
                                               Name:
                                                    ----------------------------
                                               Title:
                                                     ---------------------------

                                            CAF HOLDINGS, INC.

                                            By: /s/   Stephen M. Burns
                                               ---------------------------------
                                               Name:  Stephen M. Burns
                                                    ----------------------------
                                               Title: President
                                                     ---------------------------

                                            CAF ACQUISITION CORPORATION

                                            By: /s/   Stephen M. Burns
                                               ---------------------------------
                                               Name:  Stephen M. Burns
                                                    ----------------------------
                                               Title:  President
                                                     ---------------------------

                             IRREVOCABLE UNDERTAKING

                    In order to induce Collins & Aikman Products Co. ("C&A") and Collins & Aikman Floor Coverings Group, Inc. ("Seller") to enter into the Acquisition Agreement, dated the date hereof, among such entities and certain other entities, including Affiliates of the undersigned (the "Agreement"), each of Quad-C Partners II, L.P., Quad-C Partners III, L.P., Quad-C Partners IV, LP and Paribas Principal Inc., jointly and severally irrevocably guarantees to Seller and C&A that it will cause Purchaser to be capitalized so that Purchaser has on hand at all times cash or cash equivalents not less than $2,100,000 less any amounts paid to C&A or Seller in excess of the Purchaser's liabilities, not funded by other sources, for out-of-pocket transaction expenses incurred by Parent or Purchaser in pursuing the Agreement and the transactions contemplated thereby ("Deal Expenses"), the undersigned covenanting that the Purchaser will not voluntarily incur any liabilities or obligations other than Deal Expenses (excluding for all purposes of this Irrevocable Undertaking liabilities for damages to C&A or Seller arising under the Agreement).

                    Each of the undersigned hereby represents and warrants to the Seller and C&A that it is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite partnership or corporate authority, as the case may be, to execute this Irrevocable Undertaking and this Irrevocable Undertaking has been duly executed and delivered by each of the Undersigned, and, assuming the due execution and delivery of this Irrevocable Undertaking by Seller and C&A, constitutes a valid and binding obligation of each of the Undersigned enforceable against it in accordance with its terms.

                    Each of the undersigned (i) acknowledges that it has duly executed and delivered this Irrevocable Undertaking in order to induce C&A and Seller to enter into the Agreement and (ii) agrees that its obligations hereunder will not be diminished or otherwise affected by any amendment to or waiver of or other action by the party under the Agreement and waives all suretyship defenses which might otherwise arise as a result thereof.

                    This Irrevocable Undertaking will terminate and be of no further force and effect upon the earlier of (i) consummation of the acquisition, (ii) contribution to a separate account for the sole benefit of Seller and C&A of an amount equal to $2.1 million in respect of this Irrevocable Undertaking, less any amounts theretofore paid to Seller or C&A, and (iii) the termination of the Agreement in accordance with the terms thereof unless Purchaser or Parent had previously breached in any material respect any representation, warranty or covenant of Purchaser or Parent therein.

                    Terms used herein with initial capital letters which are defined in the Agreement are used herein as so defined.

                    EXECUTED on the 9th day of December, 1996.


                                            Quad-C Partners II, L.P.

                                            By: Quad-C, Inc. General Partner
                                               ---------------------------------

                                            By: /s/ Stephen M. Burns
                                               ---------------------------------
                                            Name: Stephen M. Burns
                                                 -------------------------------
                                            Title:  V.P.
                                                  ------------------------------

                                            Quad-C Partners III, L.P.

                                            By: Quad-C II, L.C. General Partner
                                               ---------------------------------

                                            By:  /s/ Stephen M. Burns
                                               ---------------------------------
                                            Name: Stephen M. Burns
                                                 -------------------------------
                                            Title:  V.P.
                                                  ------------------------------


                                            Quad-C Partners IV, L.P.

                                            By: Quad-C IV, L.C., General Partner
                                               ---------------------------------

                                            By: /s/ Stephen M. Burns
                                               ---------------------------------
                                            Name: Stephen M. Burns
                                                 -------------------------------
                                            Title:  V.P.
                                                  ------------------------------





                                            Paribas Principal Inc.

                                            By:   /s/ Gary A. Binning
                                               ---------------------------------
                                            Name: Gary A. Binning
                                                 -------------------------------
                                            Title:  V.P.
                                                  ------------------------------

                                  LIST OF SCHEDULES

Schedule 1.2(a)            Push-Down Liabilities
Schedule 1.3(a)            Accounting Policies - Divisional Basis
Schedule 2.1.1             Qualifications
Schedule 2.1.2             Shares
Schedule 2.1.2(c)          Liens on Shares
Schedule 2.1.2(d)          Liens and other Rights to Shares
Schedule 2.1.3             Officers & Directors
Schedule 2.1.5             Liens, Conflicts, Violations or Defaults
Schedule 2.1.6(a)          Combined Financial Statements
Schedule 2.1.6(b)          Consolidated Financial Statements
Schedule 2.1.7             Conduct of the Business Since the Balance Sheet Date
Schedule 2.1.8             Compliance with Laws
Schedule 2.1.9             Tangible Personal Property; Title to Assets
Schedule 2.1.10            Leased Real Property
Schedule 2.1.11            Insurance
Schedule 2.1.12            Intellectual Property
Schedule 2.1.13            Litigation; Decrees
Schedule 2.1.14            Contract Rights
Schedule 2.1.15            Current Employee Benefits
Schedule 2.1.l6            Taxes
Schedule 2.1.17            Environmental Matters
Schedule 2.1.18            No Undisclosed Liabilities
Schedule 2.1.19            Certain Property
Schedule 2.1.20            Affiliate Interests
Schedule 2.2.3             Consents, Approvals, etc.
Schedule 3.5               Exceptions to Operating Covenants
Schedule 3.5(c)            Capital Expenditures
Schedule 4.2.5(a)          Management Services Agreement
Schedule 4.2.5(b)          Tradename License Agreement
Schedule 4.2.5(c)          Non-Competition Agreement
Schedule 4.2.5(e)          Jones Day Opinion
Schedule 4.3.3             McGuire, Woods, Battle & Boothe, L.L.P. Opinion

Schedule 5.3(c)            Retained Claims
Schedule 6.1.1(a)          Certain Employees
Schedule 6.1.2(a)          Retiree Medical Benefits
Schedule 6.2.7(c)          Master Contracts
Schedule 7.11(a)           Knowledge of Seller
Schedule 7.11(b)           Knowledge of Purchaser

     The Registrant hereby undertakes to furnish supplementally a copy of any schedule omitted herefrom as permitted by Item 601(b)(2) of Regulation S-K to the Commission upon request.